As filed with the Securities and Exchange Commission on September 26, 2024

Registration No. 333-277021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN BATTERY MATERIALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1400	22-395644
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

American Battery Materials, Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

(800) 998-7962

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David E. Graber

Chief Executive Officer

American Battery Materials, Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

(800) 998-7962

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Anthony J. Marsico, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED SEPTEMBER 26, 2024

                Shares

Common Stock

American Battery Materials, Inc.

This is a public offering of common stock of American Battery Materials, Inc. We are offering                 shares of common stock. We have assumed a public offering price of $           per share of common stock. The actual public offering price per share of common stock will not be determined by any particular formula but will rather be determined through negotiations between us and the underwriters at the time of pricing. Therefore, the assumed public offering price used through this prospectus may not be indicative of the final offering price.

Our shares are quoted on the OTC Market Group’s Pink (Current Information) Open Market under the symbol “BLTH.” On September 25, 2024, our common stock closed at $0.28 per share. We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. No assurance can be given that our application will be approved. A NYSE American listing is a condition to completing this offering.

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 53 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to             additional shares of our common stock, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares of our common stock to purchasers on or about            , 2024.

ThinkEquity

The date of this prospectus is                  , 2024

ABM
American Battery Materials
An environmentally responsible minerals exploration and development company
• Mining lithium through direct lithium extraction (DLE)
• Spearheading the effort to domestically support the U.S.'s urgent need for critical minerals

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American battery materials, INC.

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About this Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not and the underwriters are not, offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

The industry and market data and certain other statistical information used throughout this prospectus are from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is incomplete and does not contain all the information you should consider in making your investment decision. You should read the entire prospectus carefully before investing in our common stock. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors,” “Summary Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” and “our company” refer to American Battery Materials, Inc., a Delaware corporation.

Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. In November 2021, we found ourselves with the unique opportunity to acquire federal mining claims that historically reported high levels of lithium and other technical minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging direct lithium extraction (“DLE”) technologies to extract lithium from the production of subsurface brines.

We own lithium mineral rights on a total of 743 placer claims covering 14,320 acres (approximately 22 square miles), located in the Lisbon Valley of Utah. All claims are registered with the U.S. Department of the Interior Bureau of Land Management (“BLM”) and are in good standing. The property and acreage position includes nine previously drilled wells (plugged and abandoned) that could be re-entered to test the prospective brine-bearing strata within the Paradox Formation beneath the claims position. We are defined as an exploration stage issuer under Regulation S-K Subpart 1300 (“Regulation S-K Subpart 1300”) of the U.S. Securities and Exchange Commission (the “SEC”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and we have had no mining revenue to date.

Our Growth Strategy

Our strategic goal is to become a producer of lithium in the United States. We believe that a strategy of employing advanced brine extraction technologies and methodologies for selective mineral extraction is a more cost-effective and environmentally responsible approach that is currently available compared to traditional hard rock mining. We believe that this approach is environmentally minded because we would not deconstruct land structures which leave dirty tailings. Instead, we would extract the desired minerals and metals from subsurface brines and re-inject the brines into the aquifer to maintain pressure after lithium extraction. As part of our sustainability goals within our overall environmental, social and corporate governance (“ESG”) strategy, we plan to develop sustainable production operations. Under this plan, we aim to develop our projects and advance our strategic investments on a measured timeline to provide the potential for both near-term cash flow and long-term value maximization.

We have been executing the necessary steps to determine analytical results for our technical report, which should provide current results, analytical, geotechnical modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC Company LLC (“RESPEC”) as our geotechnical, engineering and resource management firm to assist in the exploration of the Lisbon Valley brine extraction project (the “Lisbon Valley Lithium Project”). Leveraging the expertise of both our management team and RESPEC, our plan is to focus on several initiatives, including:

●	advancement of geotechnical, engineering, geology and fieldwork to complete technical reports on the Lisbon Valley Lithium Project;

●	understanding Lisbon Valley brines, on and around our owned leases;

●	develop a well plan to re-enter, sample and test the Superior 88-21 Peterson Federal ST1 well, a potash well that has a historical lithium concentration of 340 ppm (parts per million);

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●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information collection and analysis advances, prepare technical reports following the Regulation S-K Subpart 1300’s standards of disclosure for mineral projects, including an initial assessment, preliminary feasibility study and feasibility study;

●	not only test the collected brines for lithium, but also for previously identified high value elements such as cobalt, manganese and magnesium, suites of metals in the alkaline earth metals, transition metals and halogens group; and

●	based on the results of the Superior 88-21 Peterson Federal ST1 well, develop area resource estimates.

The Lisbon Valley of Utah provides a number of collaborative benefits to attain these initiatives, including:

●	an area historically rich with industrial and natural resource extraction;

●	a developed infrastructure including access to high voltage electrical power as well as proximity to major roadways and rail spurs; and

●	state and local agency support from the Utah Division of Oil, Gas and Mining (“UDOGM”) and the Trust Land Administration (“SITLA”).

In order to achieve our current objectives at the Lisbon Valley Lithium Project, our estimated pre-production phase timelines and significant milestones include (i) the processing and approval by the BLM during the third quarter of 2024 of our exploration permits to drill, (ii) the commencement of drilling exploration wells by the end of 2024, (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in late-2024, (iv) the selection of a DLE technology provider in early 2025, (v) the development and building of a pilot lithium extraction plant in the first half of 2025, and (vi) the commencement of drilling production wells by the end of 2025. Our production phase, which primarily includes the building of a permanent lithium extraction plant, is estimated to begin in 2026.

As part of our strategy for growth, our Lisbon Valley Lithium Project and other projects and strategic investments will be developed on measured timelines, and we will evaluate opportunities to further expand our resource base and production capacity. We understand that our estimated timelines and milestones are subject to a variety of operating, financial and regulatory risks and delays, including, without limitation, obtaining operating permits, government approvals and adequate funding. We are also focused on the implementation of DLE technologies, which we believe may have the potential to significantly increase the supply of lithium from brine as other technologies have increased the supply of oil from shale.

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States and in South America.

To achieve our goal of becoming a producer of lithium, we will rely on our competitive strengths and experienced management team to explore and consider opportunities to generate revenue and increase our projects, properties and assets, as well as explore potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies and (v) participation in related commercial development activities.

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Our Market Opportunity

Our Lisbon Valley Lithium Project is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab and part of the Paradox Basin geological formation. The Lisbon Valley Lithium Project consists of 743 placer mining claims staked on U.S. government land administered by the BLM covering 14,320 acres, part of a semi-contiguous group named the LVL Group. The map below shows the location of our Lisbon Valley Lithium Project, including the Superior 88-21 Peterson Federal ST1 well, and the approximate location of our claims.

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The original 102 placer claims that we acquired were staked by Plateau Ventures LLC and have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are also registered in the name of Mountain Sage Minerals, LLC. All such claims have been registered and are currently in good standing with the BLM. All 743 claims have been staked, recorded and are in good standing with BLM until this year’s maintenance fee renewal on September 1, 2024. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals, LLC on such properties. The diagram below is an overview of our claims which comprise our Lisbon Valley Lithium Project.

T-30S R-25E
T-30S R-26E
PROJECT AREA
Latitude and Longitude
for SE Corner Section 36
1 MILE
T-31S R-25E
T-31S R-26E

The maps above are referenced with Public Land Survey System (“PLSS”) and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a PLSS map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East noted on the figure is accurate to +/- 50 feet.

Oil and gas drilling and production, along with ranching, have made the area relatively accessible. There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley copper mine. The Lisbon Valley copper mine is in the heart of the Lisbon Valley and is currently producing copper cathode. Two existing natural gas pipelines traverse the claims. High voltage electrical power is supplied to the Lisbon Valley copper mine, also within the claim area, for use in the electrowinning copper recovery process. Nine wellbores (eight oil and gas and one potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

The region has a history of mining, primarily uranium and vanadium, that dates back as far as 1881. Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U.S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab is the nearest source of labor.

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Little Valley Federal #1
Lisbon Federal 21-3
Federal 1-20
Superior Peterson Federal 88-21P
Lisbon Federal 2-21F
Lisbon Federal 3-27C
Little Valley #2
Little Valley #1
Federal Utah A-1
T-30S R-25E
T-30S R-26E
T-31S R-25E
T-31S R-26E
PROJECT AREA
1 MILE
Google Earth

There has been no exploration or drilling conducted on the property by us or our predecessors other than the gathering and assimilation of data from available sources. It will be necessary for us to re-enter oil and gas wells and to drill new wells to obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the UDOGM. We are in the process of permitting two appraisal wells.

The Lithium Market

Lithium is on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries, a collaboration by the U.S. Departments of Energy, Defense, Commerce and State. According to the NBLB Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.” In the NBLB Report, Jennifer M. Granholm, the U.S. Secretary of Energy, stated: “Lithium-based batteries power our daily lives from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy.”

The NBLB Report summarized the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

●	“A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined and processed material inputs…”

●	“The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

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The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries. The NBLB Report stated: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.” Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019. The U.S. Energy Information Administration reported that in 2023, combined sales of hybrid vehicles, plug-in hybrid EVs and battery EVs in the United States increased to 16.3% of total new light-duty vehicle sales from 12.9% of total sales in 2022. According to the U.S. Department of Energy (“DOE”), lithium-ion batteries are used in most EVs and plug-in hybrids.

In its 2024 Global EV Outlook, the International Energy Agency reported that global EV sales in 2023 reached approximately 14 million, or 18% of all cars sold. Last year’s EV sales were 3.5 million higher than in 2022, representing a 35% year-on-year increase and a sixfold increase as compared to 2018. Significantly, battery EVs accounted for 70% of the electric car stock in 2023. In the United States, new electric car registrations totaled 1.4 million in 2023, a 40% increase from 2022. Although the relative annual growth in 2023 was slower than in the prior two years, EV demand remained strong.

California took the lead in pushing EV sales forward with its adoption of the Advanced Clean Cars II rule (“ACC II”) in 2022. A main highlight of the rule provides for a phased transition from the sale of gas-powered passenger vehicles to 100% zero-emission vehicles sales between 2026 and 2035. California already maintains the largest zero-emission vehicle market in the United States. Other states have followed suit — ten states have adopted the ACC II and three additional states are either in the rulemaking process or have directly expressed interest in similar formal rulemaking.

A key finding in Bloomberg’s Electric Vehicle Outlook 2023 report indicates that EV sales are set to rise over the next few years, from 10.5 million in 2022 to nearly 27 million in 2026. Globally, this represents around 30% of passenger vehicle sales in 2026, but some countries achieve much higher shares. In Germany, for example, EVs represent 59% of total sales by 2026, while China — the world’s largest auto market — hits 52%. The report further notes that combustion vehicle sales “peaked in 2017 and are now in long-term decline.”

Recognizing the need to advance the domestic lithium market, in 2022 the DOE created the Li-Bridge project to develop a robust supply chain for lithium battery technology. A 2023 Li-Bridge report emphasized that lithium is essential for the continued growth and success of the United States, from maintaining national security to achieving clean energy goals. The report indicates that demand for lithium is set to grow rapidly, driven primarily by EV growth and increased utilization of energy storage systems on the electrical grid. The NBLB report included a Bloomberg projection of total global lithium battery deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the United States for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand.

Although no assurance can be given, these recent developments may potentially increase demand for lithium in the United States, as well as globally. Benchmark Mineral Intelligence, a global consulting firm specializing in the battery supply chain market, in a September 6, 2022 report, predicted that:

●	demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs; and

●	to meet the world’s lithium requirements would require 74 new lithium mines with an average size of 45,000 tonnes by 2035.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles (PHEV) will drive lithium demand as predicted.

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Lithium Brine Deposits and Direct Lithium Extraction

Lithium is mined from three different deposit types: lithium brine deposits, pegmatite lithium deposits (also referred to as “hard rock”) and sedimentary lithium deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves. All of our current projects are in brine deposits.

As described by the U.S. Geological Survey, lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate, (2) closed basin containing a playa or salar, (3) tectonically driving subsidence, (4) associated igneous or geothermal activity, (5) suitable lithium source-rocks and (6) one or more adequate aquifers. Currently, South American countries Chile and Argentina account for the majority of the lithium produced from brines.

We intend to recover lithium and other potential minerals from brine through DLE rather than evaporation ponds. We believe the DLE method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE is more acceptable from an environmental standpoint because it requires a much smaller footprint and minimal water consumption. To date, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. See “Risk Factors – Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.”

DLE technologies precipitate lithium out of brine using filters, membranes, ceramic beads or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium. In DLE, subsurface lithium from brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium from the brine, while spent brine can be reinjected into the basin aquifers. The extracted solution is then polished of impurities to yield battery-grade lithium product suitable for sale in the global market for batteries. The more rapid production timeframe and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

In 2023, commodity price provider Fastmarkets projected that by 2030, 13% of the world’s lithium will be produced using DLE.

DLE technologies are broadly grouped into three main categories: adsorption, ion exchange and solvent extraction:

●	Adsorption physically absorbs lithium chloride (“LiCl”) molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water.

●	Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment.

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Our identification as an “environmentally minded” business is evidenced by our commitment to deploy DLE rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium, DLE uses filters, membranes or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving an anticipated smaller physical and environmental footprints than would be required for the use of evaporation ponds.

Traditionally, lithium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate. The evaporation process can take from 9 to 18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

The BLM Permit Process

We filed our initial applications in August 2023 with the UDOGM and the BLM. We received tentative UDOGM approval in April 2024. Conditions to obtaining final UDOGM approval include the completion of the review for the requirements of the National Environmental Policy Act (the “NEPA review”) by the BLM, the BLM’s concurrence on the amount of the surety bond that is required, our company paying the surety bond amount and providing additional requested information. The NEPA review, BLM’s concurrence on the amount of the surety bond, and the approval from the BLM are currently pending. It is anticipated that it will take 300 to 360 days for approval to drill once the initial application is filed and under review by each agency. The flow charts below outline the permit process for exploration of minerals (lithium well drilling), which is regulated by the UDOGM and the BLM.

We believe there is significant evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a probability of identifying and producing super saturated brines from beneath the Lisbon Valley Lithium Project. The geology of the area of the Lisbon Valley Lithium Project and the Paradox Basin as a whole is complex, although zones have been targeted and proven and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by logs maintained on the property’s existing exploratory wells; however, these parameters have not been confirmed by our actual testing.

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We have not calculated mineral and resource estimation and have no revenue being generated from the subject property. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. Through our wholly owned operating company Mountain Sage Minerals, LLC, we intend to drill two appraisal wells on the property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan. The subsurface data collected from the two wells will be used to refine our proprietary subsurface model. The development model will include a proprietary 3D seismic survey to refine the subsurface model and delineate reservoir(s) continuity below the property and allow us to select optimal spacing of future well locations and the network of production and injection wells required to fully develop potential mineral (brine) resources. Based on a substantial number of studies with lithium analyses from the Paradox Basin, we believe there is a substantial indication that lithium mineralization in brines occurs beneath the Lisbon Valley Lithium Project.

We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Lisbon Valley Lithium Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K Subpart 1300, is included as an exhibit to this registration statement of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Planned Recapitalization

We have obtained approval by written consent of holders of a majority of our outstanding shares of common stock to amend our certificate of incorporation to grant discretionary authority to our board to effect a reverse stock split of our outstanding shares of common stock, and decrease the number of our authorized shares of common stock, and to complete these corporate actions. Our officers, directors and a principal stockholder owning an aggregate of approximately 66.0% of our outstanding shares of common stock consented to the amendment. The amendment would be effective following the mailing of notice of the action by written consent to non-consenting stockholders in accordance with the rules of the SEC and FINRA and filing of the amendment with the State of Delaware. The par value of our common stock will not be adjusted as a result of the reverse stock split. No fractional shares will be issued in connection with the reverse stock split as all fractional shares will be rounded up to the nearest whole share. We anticipate effecting the reverse stock split of our outstanding shares prior to the effectiveness of this offering.

Selected Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Our ability to execute on our growth strategies is also subject to certain risks. The risks described under the heading “Risk Factors” immediately following this prospectus summary may have an adverse effect on our business, cash flows, financial condition and results of operations or may cause us to be unable to execute all or part of these strategies successfully. Below are the principal factors that make an investment in our company speculative or risky:

●	Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

●	We have a history of losses and expect to continue to incur losses in the future.

●	There is substantial doubt about our ability to continue as a going concern.

●	We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

●	We face numerous risks related to exploration, construction and extraction of mineral deposits.

●	The mineral and chemical processing industry is intensely competitive.

●	Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our lithium activities.

●	Our growth strategy depends on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

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●	We are dependent upon key management employees, whose loss may have an adverse effect on our performance.

●	Our ability to manage growth will have an impact on our business, financial condition and results of operations.

●	Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our common stock.

●	Our success as a company producing lithium and related products depends to a large extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

●	The development of non-lithium battery technologies could adversely affect our company.

●	Our business is subject to cybersecurity risks.

●	We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

●	Our operations face substantial regulation governing worker health and safety.

●	Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

●	Lithium prices are subject to unpredictable fluctuations.

●	Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

●	An active trading market for our common stock may not develop and you may be unable to resell your shares at or above the public offering price.

●	Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

●	Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

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Corporate and Background Information

We are a Delaware corporation. Our corporate office is located at 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut 06830. Our telephone number is (800) 998-7962. We maintain one active website, www.americanbatterymaterials.com, which serves as our corporate website and contains information about our company and business.

We were originally incorporated in the State of Delaware on March 26, 2007 under the name Internet Media Services, Inc. On April 9, 2010, we filed a Form S-1 registration statement with the SEC in order to become an SEC reporting company. On January 7, 2014, we entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., under which we acquired all outstanding shares of U-Vend in exchange for shares of our common stock. While the transaction did not result in a change of control of our company, it did result in a new line of business for us. On April 15, 2014, we filed a certificate of amendment to change the name of our company to U-Vend Inc. On February 26, 2018, we filed a Certificate of Amendment to change the name of our company to BoxScore Brands, Inc. On October 20, 2022, we filed an amendment to our certificate of incorporation to, among other things, change the name of our company from BoxScore Brands, Inc. to American Battery Materials, Inc. The name change was processed by FINRA and became effective as of May 1, 2023.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate about our company, our recent business developments and other matters with the public. Any information we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov and may also be disseminated using our investor relations website, which can be found at http://www.americanbatterymaterials.com and press releases. However, we encourage investors, the media and others interested in our company also to review our social media channels.

The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

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Summary of the Offering

Common stock offered	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding immediately before this offering	11,674,954 shares.(1)

Common stock to be outstanding immediately after this offering	shares ( shares if the underwriters’ option to purchase additional shares is exercised in full).(1)

Underwriters’ option to purchase additional shares
We have granted a 45-day option to the underwriters to purchase up to an aggregate of additional shares of common stock from us at the public offering price, less underwriting discounts, on the same terms as set forth in this prospectus.

Use of proceeds

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $     , or $        if the underwriters’ option to purchase additional shares is exercised in full, based on the public offering price of $      per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use a significant portion of the net proceeds from this offering to fund the development and operation of our Lisbon Valley Lithium Project, including the pre-production drilling, permitting and geological work on the 14,320-acre land position. We may also use a portion of the net proceeds to expand our mineral rights through acquisitions of land and claims and joint venture opportunities. The remainder of the net proceeds will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk Factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

OTC Pink Open Market symbol

BLTH

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. A NYSE American listing is a condition to completing this offering.

(1)	The number of shares of common stock outstanding immediately before this offering (as of September 25, 2024) excludes, and the number of shares of common stock to be outstanding immediately after this offering includes:

●	shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $ as of , 2024 (based on the assumed public offering price of $ per share), which will occur upon the closing of this offering; and

●	525,389 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $1.14 per share.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding warrants;

●	no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock;

●	no exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of our common stock; and

●	all shares and per share information in this prospectus reflects and where appropriate, is restated for, a 1-for-300 reverse stock split of our outstanding shares of common stock, which was processed by FINRA as of December 8, 2023.

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SUMMARY CONSOLIDATED FINANCIAL DATA

Our consolidated balance sheet data as of December 31, 2023 and December 31, 2022, consolidated statements of operations data and consolidated statement of cash flow data for the years ended December 31, 2023 and December 31, 2022 are derived from our audited financial statements, included elsewhere in this prospectus. Our summary historical interim financial information as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 are derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. Per share data and shares outstanding reflect an adjustment for the effect of the 1-for-300 reverse stock split of our outstanding shares of common stock, which was processed by FINRA as of December 8, 2023. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Six Months Ended June 30, 2024 (unaudited)	Six Months Ended June 30, 2023 (unaudited)	Year Ended December 31, 2023	Year Ended December 31, 2022
Income Statement Data
Revenue	$-	$-	$-	$-
Loss from operations	$(709,826)	$(1,540,542)	$(2,453,700)	$(1,135,088)
Net loss	$(1,414,618)	$(1,519,775)	$(2,384,802)	$(1,486,848)
Loss per share, basic	$(0.12)	$(0.00)	$(0.21)	$(1.33)
Loss per share, diluted	$(0.12)	$(0.00)	$(0.21)	$(1.33)
Weighted average common shares outstanding, basic	11,517,104	11,002,970	11,158,353	1,119,263
Weighted average common shares outstanding, diluted	11,517,104	11,002,970	11,158,353	1,119,263

	As of June 30, 2024	Pro Forma As Adjusted for Note Conversion and this Offering(1)
Balance Sheet Data
Cash	$18,404	$
Working capital	$(4,608,868)	$
Total assets	$349,751	$
Total liabilities	$4,752,619	$
Total stockholders’ equity (deficit)	$(4,402,868)	$

(1)	Reflects (a) the automatic conversion into approximately shares of common stock of all outstanding convertible notes, including accrued interest, totaling approximately $ as of , 2024 (based on the assumed public offering price of $ per share), which will occur upon the closing of this offering, and (b) our sale of shares of common stock offered by this prospectus at the assumed public offering price of $ per share, after deducting the underwriting discount and the estimated offering expenses that we will pay.

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RISK FACTORS

You should carefully review and consider the risk factors described below and the other information contained in this prospectus, including the financial statements and notes to the financial statements and matters addressed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also harm our business, financial condition, results of operations and prospects.

Risks Related to Our Business

Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

We entered the lithium industry in November 2021. We have not realized any revenues to date from the sale of lithium and our operating cash flow needs have been financed primarily through issuances of debt and equity securities and not through cash flows derived from our operations. As a result, we have little historical financial and operating information from our lithium business to help you evaluate our performance.

We have a history of losses and expect to continue to incur losses in the future.

We have an accumulated deficit of approximately $21,654,257 as of June 30, 2024. We expect to continue to incur losses unless and until such time as our Lisbon Valley Lithium Project or one of our future acquired properties enters into commercial production and generates sufficient revenues to fund continuing operations and we are able to develop at least one economic deposit. We recognize that if we are unable to generate cash flows from our operations, we will not be able to earn profits or continue operations. At this early stage of our lithium operations, we also expect to face the risks, uncertainties, expenses and difficulties encountered by companies at the mineral exploration stage. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

There is uncertainty regarding our ability to implement our business plan and to grow our operations with our existing financial resources without additional financing. Our ability to implement our business plan is dependent on us generating cash from operations, the sale of our capital stock and/or obtaining debt financing. Historically, we have funded our operations primarily through the issuance of debt and equity securities. Management’s plan to fund our capital requirements and ongoing operations includes the generation of revenue from our lithium operations and projects. Management’s secondary plan to cover any shortfall is selling our equity securities and obtaining debt financing. There is no assurance that we will be successful in implementing our business plan or that we will be able to generate sufficient cash from operations, sell securities or borrow funds on favorable terms, or at all. Our inability to generate significant revenue or obtain additional financing could have a material adverse effect on our ability to fully implement our business plan and grow our business to a greater extent than we can with our existing financial resources.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the year ended December 31, 2023 to the effect that our recurring losses since inception and failure to achieve profitable operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that these financial statements were issued. We may be required to limit or curtail operations which could result in our stockholders losing all or almost all of their investment.

We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

As defined under Regulation S-K Subpart 1300, we are defined as an exploration stage issuer because we have no known mineral reserves, and we have had no mining revenue to date. Accordingly, we cannot assure you that we will ever realize any profits. Any profitability in the future from our business will be dependent upon the development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that any exploration programs will result in profitable commercial mining operations. In addition, there is a risk of business failure relating to pre-revenue exploration stage issuers. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time, which may or may not be reduced or eliminated through a combination of careful evaluation, experience and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to construct processing facilities and to establish reserves.

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Our exploration prospects may not contain any reserves and any funds spent on evaluation and exploration may be lost. We do not know with certainty that economically recoverable lithium exists on our properties. In addition, the quantity of any reserves may vary depending on commodity prices. Any material change in the quantity or grade of reserves may affect the economic viability of our properties.

Exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated and, accordingly, our financial condition, results of operations and cash flows may be negatively affected.

We may be exposed to certain regulatory and financial risks related to climate change.

Growing concerns about climate change may result in the imposition of additional regulations or restrictions to which we may become subject. Climate changes include changes in rainfall and in storm patterns and intensities, water shortages, significantly changing sea levels and increasing atmospheric and water temperatures, among others. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change, including regulating greenhouse gas emissions and the SEC’s recently adopted rules that require public companies to make additional climate change and greenhouse gas emissions related disclosures. Potentially, additional U.S. federal regulation will be forthcoming with respect to greenhouse gas emissions (including carbon dioxide) and/or legislation that could impact our operations.

The outcome of new legislation or regulation in the United States may result in new or additional requirements, additional charges to fund energy efficiency activities and fees or restrictions on certain activities. While certain climate change initiatives may result in new business opportunities for us by increasing the demand for EVs and lithium-ion batteries, compliance with these initiatives may also result in additional costs to us, including, among other things, increased production costs, additional taxes, reduced emission allowances or additional restrictions on production or operations. Adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Even without such regulation, increased public awareness and adverse publicity about potential impacts on climate change emanating from us or our industry could harm us. We may not be able to recover the cost of compliance, depending on the extent and scope of new or more stringent laws and regulations, which could adversely affect our business and negatively impact our growth. Furthermore, the potential impact of climate change and related regulation on our customers is highly uncertain and there can be no assurance that it will not have an adverse effect on our financial condition and results of operations.

Historical presence of lithium recorded in brine waters at previously drilled Paradox Basin sites may not be indicative of the potential for future development or revenue.

The historical presence of lithium recorded in brine waters from existing oil and gas wells encompassed under our Paradox Basin claims, including the Superior 88-21 Peterson Federal ST1 well, cannot be relied upon as an indication that such sites will have commercially feasible lithium reserves. Investors in this offering should not rely on historical operations as an indication that sufficient mineral reserves exist to support commercial production of lithium. There is no assurance that our properties will be of merit since our exploration programs are based on historical data. We expect to incur losses unless and until such time as the properties enter into commercial production and generate sufficient revenue to fund our continuing operations.

We face numerous risks related to exploration, construction and extraction of mineral deposits.

Our level of profitability, if any, in future years will depend to a great degree on lithium prices and whether our properties can be brought into production. Exploration and development of lithium resources are highly speculative in nature and it is impossible to ensure that any of our existing properties will establish reserves. Whether it will be economically feasible to extract lithium depends on a number of factors, including, but not limited to: (i) the particular attributes of the deposit, such as size, grade and proximity to infrastructure; (ii) lithium prices; (iii) extraction, processing and transportation costs; (iv) the willingness of lenders and investors to provide project financing; (v) labor costs and possible labor strikes; (vi) non-issuance of permits; and (vii) governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation and reclamation and closure obligations.

We are also subject to the risks normally encountered in the lithium industry, which include:

●	the discovery of unusual or unexpected geological formations;

●	accidental fires, floods, earthquakes, severe weather, seismic activity or other natural disasters;

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●	unplanned power outages and water shortages;

●	construction delays and higher than expected capital costs due to, among other things, supply chain disruptions, higher transportation costs and inflation;

●	the ability to obtain suitable or adequate machinery, equipment or labor;

●	shortages in materials or equipment and energy and electrical power supply interruptions or rationing;

●	environmental liability; and

●	other unknown risks involved in the conduct of lithium exploration and operations.

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings, competitive position and potentially our financial viability.

The mineral and chemical processing industry is intensely competitive.

The mineral and chemical processing industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable exploration properties. We may also encounter increasing competition from other mineral and chemical processing companies in our efforts to locate acquisition targets, hire experienced mining professionals and acquire exploration resources.

Our success as a company producing lithium and related products depends to a large extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

Our success as a producer of lithium and related products is dependent on our ability to develop and implement more efficient production capabilities based on mineral rich brine and implementation of DLE technologies, which while having the potential to significantly increase the supply of lithium from brine projects, the technology for DLE remains subject to many questions.

A number of DLE technologies are emerging and being tested at scale, with a handful of projects already in commercial construction. However, there remain challenges around scalability and water consumption/ brine reinjection. We expect to make significant investment in research and development of the DLE process and we will need to continue to invest heavily to scale our manufacturing to ultimately produce sufficient amounts of lithium. We cannot assure you that our future research and development projects and financing efforts will be successful or be completed within the anticipated timeframe or budget. As it is often difficult to project the timeframe for developing new technologies and the duration of the market window for these technologies, there is a substantial risk that we may have to abandon potential technologies that is no longer commercially viable, even after we have invested significant resources in the development of such technologies and our facilities. If we fail in our technologies launching efforts, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The development of non-lithium battery technologies could adversely affect us.

The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact our prospects and future revenues. Current and next generation high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive and some of these could be less reliant on lithium compounds. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. Commercialized battery technologies that use no, or significantly less, lithium could materially and adversely impact our prospects and future revenues.

Lithium prices are subject to unpredictable fluctuations.

We expect to derive revenues, if any, from the extraction and sale of lithium. The prices of lithium may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

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Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advancements in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we may discover and reducing or eliminating any reserves we may identify.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, lack of sufficient working capital, equipment malfunction and breakdowns, inability to timely find spare machines or parts to fix the broken equipment, regulatory or licensing delays and severe weather phenomena.

Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our lithium activities.

Our ability to acquire additional lithium projects and initiate and continue exploration, development and commissioning of lithium ultimately depends on our ability to generate revenues, achieve and maintain profitability and generate positive cash flow from our operations. The economic viability of our future extraction activities has many risks and uncertainties including:

●	significant, prolonged decrease in the market price of lithium;

●	significantly higher than expected construction and extraction costs;

●	significantly lower than expected lithium extraction;

●	significant delays, reductions or stoppages in lithium extraction activities;

●	significant shortages of adequate and skilled labor or a significant increase in labor costs;

●	significantly more stringent regulatory laws and regulations; and

●	significant difficulty in marketing and/or selling lithium or lithium hydroxide.

It is common for a new lithium extraction operation to experience unexpected costs, problems and delays during construction, commissioning and start-up. Most similar projects suffer delays during these periods due to numerous factors, including the factors listed above. Any of these factors could result in changes to economic returns or cash flow estimates of the project or have other negative impacts on our financial position. There is no assurance that our projects will commence commercial production on schedule, or at all, or will result in profitable operations. If we are unable to develop our projects into commercial operating mines, our business and financial condition will be materially adversely affected. Moreover, even if a feasibility study or technical report supports a commercially viable project, there are many additional factors that could impact the project’s development, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development and any permitting changes, among other factors.

Our future lithium extraction activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any of our activities will result in achieving and maintaining profitability and developing positive cash flows.

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We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with maintaining and acquiring exploration properties, undertaking exploration activities and the development of our planned projects. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to meet our liquidity needs related to expenses for our various corporate activities, including the costs related to our status as a publicly traded company, fund our ongoing operations, explore and define lithium mineralization and establish any future lithium operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

To finance our future ongoing operations and future capital needs after we use the net proceeds of this offering, we may require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected. These circumstances may require us to reduce the scope of our operations and scale back our exploration, development and extraction programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding to provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

We are dependent upon key management employees, whose loss may have an adverse effect on our performance.

The responsibility of overseeing the day to day operations and the strategic management of our business depends substantially on our senior management. Loss of any such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which, in part, are beyond our control, including our ability to attract and retain additional key personnel in mining operations, technical support and finance. Certain areas in which we operate are highly competitive and competition for qualified personnel is significant. We may be unable to hire suitable field personnel for our technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.

Our ability to manage growth will have an impact on our business, financial condition and results of operations.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:

●	our ability to develop existing prospects;

●	our ability to identify and acquire or lease new exploratory prospects;

●	our ability to maintain or enter into new relationships with project partners and independent contractors;

●	our ability to continue to retain and attract skilled personnel;

●	our access to capital;

●	the market price for lithium products; and

●	our ability to enter into agreements for the sale of lithium products.

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Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our common stock.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceeding and legal actions relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes. The outcome of future legal proceedings cannot be predicted with certainty and may be determined adversely to us and, as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Our business is subject to cybersecurity risks.

Our operations depend on effective and secure information technology systems. Threats to information technology systems, such as cyberattacks and cyber incidents, continue to increase. Cybersecurity risks include, but are not limited to, malicious software, attempts to gain unauthorized access to our data and the unauthorized release, corruption or loss of our data and personal information, as well as interruptions in communication and operations. It is possible that our business, financial and other systems could be compromised, which could go unnoticed for a prolonged period of time. We have not experienced a material breach of our information technologies. Nevertheless, we continue to take steps to mitigate these risks by employing a variety of measures, including employee training, technical security controls and maintenance of backup and protective systems. Despite these mitigation efforts, cybersecurity attacks and other threats exist and continue to increase, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Related to Regulation

We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to extracting any mineralization we discover, we will be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time consuming and uncertain process involving numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of approval requirements administered by the applicable governmental authority.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and extraction operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs, cause delays in the permitting process and could cause us not to proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our operations face substantial regulation governing worker health and safety.

Our operations are subject to extensive and complex laws and regulations governing worker health and safety across our operating regions and our failure to comply with applicable legal requirements can result in substantial penalties. Future changes in applicable laws, regulations, permits and approvals or changes in their enforcement or regulatory interpretation could substantially increase costs to achieve compliance, lead to the revocation of existing or future exploration or mining rights or otherwise have an adverse impact on our results of operations and financial position.

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Our mining claims are inspected on a regular basis by government regulators who may issue citations and orders when they believe a violation has occurred under local mining regulations. If inspections result in an alleged violation, we may be subject to fines, penalties or sanctions and our mining operations could be subject to temporary or extended closures.

In addition to potential government restrictions and regulatory fines, penalties or sanctions, our ability to operate (including the effect of any impact on our workforce) and thus, our results of operations and our financial position (including because of potential related fines and sanctions), could be adversely affected by accidents, injuries, fatalities or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development and land reclamation and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for mining companies and their officers, directors and employees. We may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. Such laws, regulations, enforcement, or private claims may have a material adverse effect on our financial condition, results of operations or cash flows.

Land reclamation and exploration restoration requirements may be burdensome and costly.

Land reclamation and exploration restoration requirements are generally imposed on mineral exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and exploration restoration requirements are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts required to be spent on reclamation and exploration restoration may have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations. Should we develop an operating mine, we will also be required to reclaim and restore future mining operations once the mine has closed. Such amounts may be significant and could have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations.

We also may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we expect to include liabilities for estimated reclamation, exploration restoration, and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation, exploration restoration and mine closure activities.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop and you may be unable to resell your shares at or above the public offering price.

Trading of our common stock has not been historically active. Although we intend to apply for the listing of our common stock for trading on the NYSE American, an active trading market for our shares may never develop or be sustained following this offering. No assurance can be given that our common stock will be accepted to trade on the NYSE American. The public offering price of our common stock will be determined through negotiations between us and the underwriters. This public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the public offering price or at the time that they would like to sell.

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Our stock price may be volatile and the market price of our common stock after this offering may drop below the price you pay due to a variety of factors, many of which are beyond our control.

The market price of our common stock could be subject to significant fluctuations after this offering and it may decline below the public offering price. Market prices for securities of early-stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to our company;

●	changes in estimates of our financial results or recommendations by securities analysts;

●	failure of our business to achieve or maintain market acceptance in the lithium industry;

●	changes in market valuations of similar companies;

●	success of competitive offerings or technologies;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	announcements by us or our competitors of significant contracts, acquisitions or strategic alliances;

●	regulatory developments in the United States and foreign countries, or both;

●	litigation involving our company;

●	additions or departures of key personnel;

●	investors’ general perception of us; and

●	other events or factors, including those resulting from macroeconomic conditions, geopolitical crises, outbreak of hostilities or acts of war such as the Russian invasion of Ukraine, the Israeli-Hamas war and Houthi rebel ship attacks in the Red Sea, incidents of terrorism, global pandemics such as the Covid-19 pandemic, natural disasters and similar events, as well as responses to these and similar events.

In addition, if the market for lithium and technology sector stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Purchasers in this offering may experience substantial dilution in the book value of their investment.

In the future, your percentage ownership in our company may be diluted if we issue additional shares of our common stock or convertible debt securities in connection with acquisitions, capital market transactions or other corporate purposes, including equity awards that we may grant to our directors, officers and employees.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

Our executive officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Prior to this offering, our executive officers and directors beneficially own in the aggregate approximately 49.8% of our outstanding shares of common stock. Upon the completion of this offering, our executive officers and directors will beneficially own significantly fewer shares, or approximately        % of our outstanding shares. No one executive officer or director (or ownership group of such persons) beneficially owns more than 50% of our shares; but if the executive officers and directors act together, they will be able to exert significant influence over our management and affairs requiring stockholder voting approval, including approval of significant corporate transactions. This concentration of ownership and voting power may potentially have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership and voting power may not be in the best interests of all our stockholders.

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After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Indemnification of our officers and directors and limitations on their liability could limit our recourse against them.

Our certificate of incorporation and bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect investors’ views of our company.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our company to evaluate the effectiveness of our internal control over financial reporting as of the end of each year and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exist in our internal control over financial reporting. The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles. Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in our consolidated financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. Further, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to develop our business.

Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including hiring new personnel, developing our properties, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant additional legal, accounting and other expenses. The obligations of being a public company in the U.S. require significant expenditures and place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the NYSE American. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are a “smaller reporting company.” Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

Our certificate of incorporation, as amended (“Certificate of Incorporation”) and our bylaws (“Bylaws”) and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 10 million shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation and our Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

●	provide the board of directors with the ability to alter our Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements.” All information relative to future lithium markets and trends in and anticipated levels of, revenue and expenses, as well as other statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “should” and “will” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the section titled “Risk Factors.”

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by U.S. federal securities law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $      (or approximately $      if the underwriters exercise in full their option to purchase up to                additional shares of common stock), based on the assumed public offering price of $      per share, after deducting underwriting discounts and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our mining operations, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

●	An aggregate of approximately $ to fund the development and operation of our Lisbon Valley Lithium Project, including the pre-production drilling, permitting, claim re-registration and related geological work on the 14,320-acre land position. To achieve our current objectives at the Lisbon Valley Lithium Project, our estimated pre-production phase timelines and significant milestones include (i) the processing by the BLM during the third quarter of 2024 of our exploration permits to drill, for which we expect to spend up to $ , (ii) the commencement of drilling exploration wells by the end of 2024, for which we expect to spend up to $ , (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in late-2024, for which we expect to spend up to $ , (iv) the selection of a DLE technology provider in early 2025, for which we expect to spend up to $ , (v) the development and building of a pilot lithium extraction plant in the first half of 2025, for which we expect to spend up to $ , and (vi) the commencement of drilling production wells by the end of 2025 for which we expect to spend up to $ . Our production phase, which primarily includes the building of a permanent lithium extraction plant, is estimated to begin in 2026. We anticipate the need to raise additional equity financing in 2026 for our production phase through the sale of our shares.

●	Approximately $ to fund potential expansion of our mineral rights through acquisitions of land and claims. We currently have no commitments with respect to any acquisitions.

●	Approximately $ for working capital and general corporate purposes, including amounts required to pay for research and development expenses, possible joint venture opportunities, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. We may find it necessary or advisable to use the net proceeds for other purposes and our management will have broad discretion in the application of the net proceeds and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

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DIVIDEND POLICY

We did not pay dividends during the years ended December 31, 2023 and 2022. We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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CAPITALIZATION

The following table summarizes our cash, short-term debt and capitalization as of June 30, 2024, (a) on an actual basis, and (b) on a pro forma as adjusted basis to reflect the issuance of approximately                  shares of common stock upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately                as of                  , 2024 (based on the assumed public offering price of $             per share), which will occur upon the closing of this offering, and the issuance and sale of                 shares of our common stock in this offering based on the assumed public offering price of $      per share, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of June 30, 2024
	Actual	Pro Forma As Adjusted for Note Conversion and this Offering
	(unaudited)
Cash	18,404
Debt, current portion	4,752,619
Long-term debt, net of current portion	0
Stockholders’ equity (deficit)	(4,402,868)
Common stock, $0.001 par value, 4,500,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding,	11,6752
Additional paid-in capital	17,239,714
Accumulated deficit	(21,654,257)
Total stockholders’ equity (deficit)	(4,402,868)
Total capitalization	340,361

As of June 30, 2024, there were 11,674,934 shares of common stock outstanding, which excludes (a) 1,698,676 shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $   as of September 25, 2024 (based on the assumed public offering price of $   per share), which will occur upon the closing of this offering, and (b) 549,951 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $1.14 per share.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of common stock.

As of June 30, 2024, we had a net tangible book value of $               (unaudited) or $            per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of June 30, 2024.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the issuance and sale of                shares of our common stock in this offering based on the assumed public offering price of $      per share, after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024 would have been approximately $              , or $          per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $              per share to existing stockholders and an immediate decrease of $             per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution on a per share basis:

Amount
Assumed public offering price per share of common stock	$
Pro forma net tangible book value (deficit) before offering
Increase in pro forma net tangible book value attributable to new investors
Pro forma as adjusted net tangible book value after offering
Dilution in pro forma net tangible book value to new investors

If the underwriters exercise their over-allotment option in full to purchase an additional                  shares of common stock from us in this offering to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after the offering would be $           per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $           per share and the dilution per share to new investors purchasing common stock in this offering would be $           per share.

To the extent that we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

As of June 30, 2024, there were 11,674,934 shares of common stock outstanding, which excludes (a) 1,698,676 shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $           as of September 25, 2024 (based on the assumed public offering price of $           per share), which will occur upon the closing of this offering, and (b) 525,389 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $1.14 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help you understand our results of operations and financial condition. This discussion and analysis is provided as a supplement to and should be read in conjunction with, the section entitled “Our Selected Financial Information” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in other parts of this prospectus.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under “Risk Factors.”

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements.” Except for the historical information contained herein, this prospectus contains forward-looking statements (identified by the words “estimate,” “project,” “anticipate,” “plan,” “expect,” “intend,” “believe,” “hope,” “strategy” and similar expressions), which are based on our current expectations and speak only as of the date made. These forward-looking statements are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including, without limitation, those discussed under Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on April 1, 2024, and those described herein that could cause actual results to differ materially from the results anticipated in the forward-looking statements.

Factors That May Adversely Affect our Results of Operations

Our results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, any ongoing effects of the Covid-19 pandemic, including resurgences and the emergence of new variants and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude, or the extent to which they may negatively impact our business.

Objective

The objective of our Management’s Discussion and Analysis of Financial Condition and Results of Operations is to provide users of our financial statements with the following:

●	a narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

●	useful context to the financial statements; and

●	information that allows assessment of the relationship between our past performance and future performance.

This section of our prospectus is a supplement to and should be read together with, our financial statements, including notes, referenced elsewhere in this prospectus and is provided to enhance your understanding of our operations and financial condition. Due to rounding, some parts of this discussion may not sum or calculate precisely to the totals and percentages provided in the tables.

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The following discussion and analysis provide information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition and should be read in conjunction with the consolidated financial statements and footnotes that appear elsewhere in this prospectus.

Overview and Outlook

We are a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. We formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the Covid-19 pandemic, we spent a portion of 2020 restructuring and retiring certain corporate debt and obligations and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, we found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other technical minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired and affiliated ourselves with industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging DLE technologies to extract lithium from the production of subsurface brines.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven previously drilled wells (plugged and abandoned). We are defined as an exploration stage issuer under Regulation S-K Subpart 1300. An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and have had no mining revenue to date.

In July 2023, we acquired and staked an additional 641 lithium mining claims adjacent to our Lisbon Valley Lithium Project in Utah. The new claims have been registered with the BLM. We now own a total of 743 placer claims covering 14,320 acres (approximately 22 square miles) located in the Paradox Basin formation of Lisbon Valley in San Juan County, Utah, comprised of the 102 original mining claims and 641 new claims.

On April 25, 2023, we formed Mountain Sage Minerals, LLC, a Utah limited liability company. We plan to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this entity.

On June 1, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp. (“SGII”) and Lithium Merger Sub, Inc., a wholly owned subsidiary of SGII. SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. As a result of the Merger Agreement, we would have become a wholly owned subsidiary of SGII. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

We have been moving forward with our strategy of employing advanced brine extractive technology methodologies and have been in talks with numerous extraction providers. Selective mineral extraction is the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth. We will need funding to support continuing operations and support our growth strategy and we will need to finance operations by offering any combination of equity offerings, debt financing, collaborations, strategic alliances or other licensing arrangements. There is no assurance we will be able to raise sufficient capital to finance our operations.

Results of Operations

Six Months Ended June 30, 2024 Compared to Six Months Ended June 30, 2023

Revenue

For the six months ended June 30, 2024 and 2023, our company had no revenue.

Operating Expenses

General and administrative expenses for the six months ended June 30, 2024, were $709,826, a decrease of $830,716 or 54%, compared to $1,540,542 for the six months ended June 30, 2023. The decrease in operating expenses was mainly due to a decrease in professional fees. In the six months ended June 30, 2023 the higher operating expenses were attributable to costs incurred for staking new claims in Utah, exploration well permitting, development of technical reports and geological modeling, and legal fees associated with the SPAC business combination

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Fair Value of Stock Issued for Note Modification

During the six months ended June 30, 2024, our company recorded a fair value of stock issued for note modification of $14,382. No such transactions were noted during the six months ended June 30, 2023.

Interest Expense

Interest expense for the six months ended June 30, 2024, was $174,327, as compared to $47,217 during the six months ended June 30, 2023.

Net Loss

As a result of the foregoing, the net loss for the six months ended June 30, 2024, was $1,414,618 as compared to the net loss of $1,519,775 during the six months ended June 30, 2023.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Revenue

For the years ended December 31, 2023 and 2022, our company had no revenue.

Operating Expenses

General and administrative expenses for the year ended December 31, 2023 were $2,453,700, an increase of $1,318,612, or 116%, compared to $1,135,088 for the year ended December 31, 2022. The increase in operating expenses was mainly due to an increase in professional fees, mining maintenance fees and stock compensation expenses. In the second quarter of 2022, the Company activated consulting teams to pursue additional land acquisitions and to begin the state and federal permitting process for project development work.

In addition, the Company initiated construction strategies based on reports from RESPEC Company LLC, the Company’s geotech, engineering and resource management partner, for geological modeling and drill entry design and related planning.

Change in Fair Value of Derivative Liabilities

During the year ended December 31, 2022, our company recorded a gain on the change in fair value of derivative liabilities of $211,345. The underlying convertible notes were converted during the fourth quarter of 2022, resulting in no derivative liabilities during the year ended December 31, 2023.

Gain on Settlement of Liabilities

During the year ended December 31, 2023, the Company recorded a gain on settlement of liabilities of $441,041, consisting of $7,008 in principal and $60,976 in interest forgiven by noteholders and $373,057 in aged payables write-off. During the year ended December 31, 2022, creditors forgave $32,019 in notes payable, which has been recorded as a gain on settlement.

Fair Value of Stock Issued for Note Modification

During the year ended December 31, 2023, the Company recorded a fair value of stock issued for note modification of $168,856. No such transactions were noted during the year ended December 31, 2022.

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Interest Expense

Interest expense for the year ended December 31, 2023 was $203,287, as compared to $595,124 during the year ended December 31, 2022, due to the conversion of convertible notes payable.

Net Loss

As a result of the foregoing, the net loss for the year ended December 31, 2023 was $2,384,802 as compared to the net loss of $1,486,848 during the year ended December 31, 2022.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures. The accompanying consolidated financial statements have been prepared on a going concern basis. Our company had a net loss of $1,414,618 during the six months ended June 30, 2024, had accumulated losses totaling $21,654,257, and a working capital deficit of $4,608,868 as of June 30, 2024. Our company had a net loss of $2,384,802 during the year ended December 31, 2023, had accumulated losses totaling $20,239,639 and a working capital deficit of $3,222,893 as of December 31, 2023. These factors, among others, indicate that our company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since we acquired our first mining claims in November 2021, we have faced an increasingly challenging liquidity situation that has limited our ability to execute our operating plan. Our company will need to raise additional financing in order to fund its operations for the next 12 months and to allow us to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, we will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that our company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all and we may not obtain the capital we require by other means. Unless we can attract additional investment, our operating as a going concern is in doubt.

If we are unable to obtain sufficient amounts of additional capital, we may have to cease filing the required reports and cease operations completely. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Cash Flows from Operating Activities

During the six months ended June 30, 2024, our company used $273,154 of cash in operating activities as a result of our net loss of $1,414,618, offset by loss on debt settlement of $516,083 and amortization of debt discount of $24,737, fair value of stock issued for note modification of $14,382, share-based compensation of $14,261, and net changes in operating assets and liabilities of $572,001.

During the six months ended June 30, 2023, the Company used $1,491,431 of cash in operating activities as a result of the Company’s net loss of $1,519,775, increased by gain on debt settlement of $67,984 and net changes in operating assets and liabilities of $277,322, and offset by share-based compensation of $373,650.

During the year ended December 31, 2023, our company used $2,278,206 of cash in operating activities as a result of the company’s net loss of $2,384,802, increased by gain on debt settlement of $441,041 and amortization of debt discount of $28,497 and offset by fair value of options issued for note modification of $168,856, share-based compensation of $275,465 and net changes in operating assets and liabilities of $131,813.

During the year ended December 31, 2022, our company used $910,709 of cash in operating activities as a result of the company’s net loss of $1,486,848, offset by share-based compensation of $62,080, net changes in operating assets and liabilities of $757,423 and increased by gain on change in fair market value of derivative liability of $211,345 and gain on settlement of debt of $32,019.

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Cash Flows from Investing Activities

During the six months ended June 30, 2024, our company had no investing activities.

During the six months ended June 30, 2023, the Company expended $106,000 for staking activities related to new federal mining claims located in the Lisbon Valley of Utah.

During the year ended December 31, 2023, we expended $106,000 for staking activities related to new federal mining claims located in the Lisbon Valley of Utah.

During the year ended December 31, 2022, we had no investing activities.

Cash Flows from Financing Activities

During the six months ended June 30, 2024, financing activities provided $284,182 resulting from $105,000 in proceeds from convertible notes and$179,182 in proceeds from promissory notes.

During the six months ended June 30, 2023, financing activities provided $1,764,000, resulting from $1,575,000 in proceeds from convertible notes, and $189,000 in proceeds from the exercise of warrants.

During the year ended December 31, 2023, financing activities provided $2,349,000, resulting from $2,025,000 in proceeds from convertible notes, $100,000 in proceeds from promissory notes and $224,000 in proceeds from the exercise of warrants.

Amendments to Outstanding Promissory Notes

On various dates from April 1 to April 8, 2024, with an effective date as of March 29, 2024, we entered into the following transactions regarding our outstanding promissory notes:

●	Pursuant to a Convertible Note Amendment Agreement with each of five investors holding convertible notes in the aggregate principal amount of $1,750,000 with accrued interest of $125,646, each of these investors agreed to (a) extend the maturity date of their note to the earlier of (i) September 30, 2024 or (ii) the closing of an “uplisting” transaction in which our common stock is traded on a national securities exchange and (b) impose a limitation on their conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) July 1, 2024.

●	Pursuant to a Convertible Note Amendment Agreement with one investor holding a convertible note in the principal amount of $50,000 with accrued interest of $3,583, the investor agreed to: (a) extend the maturity date of its note to the earlier of (i) March 31, 2025 or (ii) the closing of an uplisting transaction and (b) impose a limitation on its conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) the maturity date.

●	Pursuant to a Promissory Note Amendment Agreement with one investor holding a promissory note in the principal amount of $25,000 with accrued interest of $2,971, the investor agreed to: (a) extend the maturity date of its note to the earlier of (i) March 31, 2025 or (ii) the closing of an uplisting transaction and (b) impose a limitation on conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) the maturity date.

In consideration for the extensions of the maturity date and agreement not to convert their notes, the principal amount due under each note was increased by 30% and the interest rate of each note was increased to 10% beginning on the effective date of March 29, 2024. We negotiated the note amendments with the investors, all of whom are unaffiliated with our company, on an arm’s-length basis. As additional consideration for each note amendment, we also issued to the investors a total of 237,250 shares of our common stock on a pro rata basis.

On May 16, 2024, Mr. Graber made an additional loan to us pursuant to a convertible promissory note in the principal amount of $99,182 to support our short-term working capital requirements. The note matures on September 30, 2024 and accrues interest at 8.0% per annum.

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to our short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by us. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by us contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

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BUSINESS

Overview of Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. We formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the Covid-19 pandemic, we spent a portion of 2020 restructuring and retiring certain corporate debt and obligations and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, in November 2021, we found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other tech minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired and affiliated ourselves with industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging direct lithium extraction (“DLE”) technologies to extract lithium from the production of subsurface brines.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven previously drilled wells (plugged and abandoned). We are defined as an exploration stage issuer under Regulation S-K Subpart 1300. An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and have had no mining revenue to date.

In July 2023, we acquired and staked an additional 641 lithium mining claims adjacent to our Lisbon Valley Lithium Project in Utah. The new claims have been registered with the BLM. We now own a total of 743 placer claims covering 14,320 acres (approximately 22 square miles) located in the Lisbon Valley of Utah within the Paradox Basin formation, comprised of the 102 original mining claims and 641 new claims.

Our Growth Strategy

Our strategic goal is to become a producer of lithium in the United States. We believe that a strategy of employing advanced brine extraction technologies and methodologies for selective mineral extraction is a more cost-effective and environmentally responsible approach that is currently available compared to traditional hard rock mining. We believe that this approach is environmentally minded because we would not deconstruct land structures which leave dirty tailings. Instead, we would extract the desired minerals and metals from subsurface brines and re-inject the brines into the aquifer to maintain pressure after lithium extraction. As part of our sustainability goals within our overall ESG strategy, we plan to develop sustainable production operations. Under this plan, we aim to develop our projects and advance our strategic investments on a measured timeline to provide the potential for both near-term cash flow and long-term value maximization.

We have been executing the necessary steps to determine analytical results for our technical report, which should provide current results, analytical, geotechnical modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC as our geotechnical, engineering and resource management firm to assist in the exploration of the Lisbon Valley brine extraction project. Leveraging the expertise of both our management team and RESPEC, our plan is to focus on several initiatives, including:

●	advancement of geotechnical, engineering, geology and fieldwork to complete technical reports on the Lisbon Valley Lithium Project;

●	understanding Lisbon Valley brines, on and around our owned leases;

●	develop a well plan to re-enter, sample and test the Superior 88-21 Peterson Federal ST1 well, a potash well that has a historical lithium concentration of 340 ppm (parts per million);

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●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information collection and analysis advances, prepare technical reports following the Regulation S-K Subpart 1300’s standards of disclosure for mineral projects, including an initial assessment, preliminary feasibility study and feasibility study;

●	not only test the collected brines for lithium, but also for previously identified high value elements such as cobalt, manganese and magnesium, suites of metals in the alkaline earth metals, transition metals and halogens group; and

●	based on the results of the Superior 88-21 Peterson Federal ST1 well, develop area resource estimates.

The Lisbon Valley of Utah provides a number of collaborative benefits to attain these initiatives, including:

●	an area historically rich with industrial and natural resource extraction;

●	a developed infrastructure including access to high voltage electrical power, as well as proximity to major roadways and rail spurs; and

●	state and local agency support from UDOGM and SITLA.

In order to achieve our current objectives at the Lisbon Valley Lithium Project, our estimated pre-production phase timelines and significant milestones include (i) the processing by the BLM during the third quarter of 2024 of our exploration permits to drill, (ii) the commencement of drilling exploration wells by the end of 2024, (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in late-2024, (iv) the selection of a DLE technology provider in early 2025, (v) the development and building of a pilot lithium extraction plant in the first half of 2025, and (vi) the commencement of drilling production wells by the end of 2025. Our production phase, which primarily includes the building of a permanent lithium extraction plant, is estimated to begin in 2026.

As part of our strategy for growth, our Lisbon Valley Lithium Project and other projects and strategic investments will be developed on measured timelines, and we will evaluate all opportunities to further expand our resource base and production capacity. We understand that our timelines are subject to a variety of operating, financial and regulatory risks and delays, including, without limitation, obtaining operating permits, government approvals and adequate funding. We are also focused on the implementation of DLE technologies, which we believe have the potential to significantly increase the supply of lithium from brine as other technologies have increased the supply of oil from shale.

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States and in South America, particularly Argentina.

To achieve our goal of becoming a producer of lithium, we will rely on our competitive strengths and experienced management team to explore and consider opportunities to generate revenue and increase our projects, properties and assets, as well as explore potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies and (v) participation in related commercial development activities.

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Our Market Opportunity

Our Lisbon Valley Lithium Project is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab and part of the Paradox Basin geological formation. The Lisbon Valley Lithium Project consists of 743 placer mining claims staked on U.S. government land administered by the BLM covering 14,320 acres, part of a semi-contiguous group named the LVL Group. The map below shows the approximate location of our Lisbon Valley Lithium Project, including the Superior 88-21 Peterson Federal ST1 well, and the approximate location of our claims.

The original 102 placer claims that we acquired were staked by Plateau Ventures LLC and have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are also registered in the name of Mountain Sage Minerals, LLC. All such claims have been registered and are currently in good standing with the BLM. All 743 claims have been staked, recorded and are in good standing with BLM until this year’s maintenance fee renewal on September 1, 2024. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals, LLC on such properties. The diagram below is an overview of our claims which comprise our Lisbon Valley Lithium Project.

T-30S R-25E
T-30S R-26E
PROJECT AREA
Latitude and Longitude
for SE Corner Section 36
1 MILE
T-31S R-25E
T-31S R-26E

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The maps above are referenced with PLSS and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a PLSS map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East noted on the figure is accurate to +/- 50 feet.

Oil and gas drilling and production, along with ranching, have made the area relatively accessible. There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley copper mine. The Lisbon Valley copper mine is in the heart of the Lisbon Valley and is currently producing copper cathode. Two existing natural gas pipelines traverse the claims. High voltage electrical power is supplied to the Lisbon Valley copper mine, also within the claim area, for use in the electrowinning copper recovery process. Nine wellbores (eight oil and gas and one potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

The region has a history of mining, primarily uranium and vanadium, that dates back as far as 1881. Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U.S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab is the nearest source of labor.

Little Valley Federal #1
Lisbon Federal 21-3
T-30S R-25E
T-30S R-26E
Federal 1-20
Superior Peterson Federal 88-21P
PROJECT AREA
Lisbon Federal 2-21P
Lisbon Federal 3-27C
Little Valley #2
Little Valley #1
Federal Utah A-1
1 MILE
T-31S R-25E
T-31S R-26E
Google Earth

There has been no exploration or drilling conducted on the property by us or our predecessors other than the gathering and assimilation of data from available sources. It will be necessary for us to re-enter oil and gas wells and to drill new wells to obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the UDOGM. We are in the process of permitting two appraisal wells.

The Lithium Market

Lithium is on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries, a collaboration by the U.S. Departments of Energy, Defense, Commerce and State. According to the NBLB Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.” In the NBLB Report, Jennifer M. Granholm, the U.S. Secretary of Energy, stated: “Lithium-based batteries power our daily lives from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy.”

The NBLB Report summarized the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

●	“A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined and processed material inputs…”

●	“The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The growth in electric vehicles (“EVs”) will provide the greatest needs Plfor lithium-based batteries. The NBLB Report stated: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.” Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019. The U.S. Energy Information Administration reported that in 2023, combined sales of hybrid vehicles, plug-in hybrid EVs and battery EVs in the United States increased to 16.3% of total new light-duty vehicle sales from 12.9% of total sales in 2022. According to the U.S. Department of Energy (“DOE”), lithium-ion batteries are used in most EVs and plug-in hybrids.

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In its 2024 Global EV Outlook, the International Energy Agency reported that global EV sales in 2023 reached approximately 14 million, or 18% of all cars sold. Last year’s EV sales were 3.5 million higher than in 2022, representing a 35% year-on-year increase and a sixfold increase as compared to 2018. Significantly, battery EVs accounted for 70% of the electric car stock in 2023. In the United States, new electric car registrations totaled 1.4 million in 2023, a 40% increase from 2022. Although the relative annual growth in 2023 was slower than in the prior two years, EV demand remained strong.

California took the lead in pushing EV sales forward with its adoption of the Advanced Clean Cars II rule (“ACC II”) in 2022. A main highlight of the rule provides for a phased transition from the sale of gas-powered passenger vehicles to 100% zero-emission vehicles sales between 2026 and 2035. California already maintains the largest zero-emission vehicle market in the United States. Other states have followed suit— ten states have adopted the ACC II and three additional states are either in the rulemaking process or have directly expressed interest in similar formal rulemaking.

A key finding in Bloomberg’s Electric Vehicle Outlook 2023 report indicates that EV sales are set to rise over the next few years, from 10.5 million in 2022 to nearly 27 million in 2026. Globally, this represents around 30% of passenger vehicle sales in 2026, but some countries achieve much higher shares. In Germany, for example, EVs represent 59% of total sales by 2026, while China — the world’s largest auto market — hits 52%. The report further notes that combustion vehicle sales “peaked in 2017 and are now in long-term decline.”

Recognizing the need to advance the domestic lithium market, in 2022 the DOE created the Li-Bridge project to develop a robust supply chain for lithium battery technology. A 2023 Li-Bridge report emphasized that lithium is essential for the continued growth and success of the United States, from maintaining national security to achieving clean energy goals. The report indicates that demand for lithium is set to grow rapidly, driven primarily by EV growth and increased utilization of energy storage systems on the electrical grid. The NBLB report included a Bloomberg projection of total global lithium battery deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the United States for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand.

Although no assurances can be given, these recent developments may potentially increase demand for lithium in the United States, as well as globally. Benchmark Mineral Intelligence, a global consulting firm specializing in the battery supply chain market, in a September 6, 2022 report, predicted that:

●	demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs; and

●	to meet the world’s lithium requirements would require 74 new lithium mines with an average size of 45,000 tonnes by 2035.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles (PHEV) will drive lithium demand as predicted.

Lithium Brine Deposits and Direct Lithium Extraction

Lithium is mined from three different deposit types: lithium brine deposits, pegmatite lithium deposits (also referred to as “hard rock”) and sedimentary lithium deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves. All of our current projects are in brine deposits.

As described by the U.S. Geological Survey, lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate, (2) closed basin containing a playa or salar, (3) tectonically driving subsidence, (4) associated igneous or geothermal activity, (5) suitable lithium source-rocks and (6) one or more adequate aquifers. Currently, South American countries Chile and Argentina account for the majority of the lithium produced from brines.

We intend to recover lithium and other potential minerals from brine through DLE rather than evaporation ponds. We believe the DLE method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE is more acceptable from an environmental standpoint because it requires a much smaller footprint and minimal water consumption. To date, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. See “Risk Factors – Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.”

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DLE technologies precipitate lithium out of brine using filters, membranes, ceramic beads, or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium. In DLE, subsurface lithium from brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium from the brine, while spent brine can be reinjected into the basin aquifers. The extracted solution is then polished of impurities to yield battery-grade lithium product suitable for sale in the global market for batteries. The more rapid production timeframe and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

In 2023, commodity price provider Fastmarkets projected that by 2030, 13% of the world’s lithium will be produced using DLE.

DLE technologies are broadly grouped into three main categories: adsorption, ion exchange and solvent extraction:

●	Adsorption physically absorbs LiCl molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water.

●	Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment.

Our identification as an “environmentally minded” business is evidenced by our commitment to deploy DLE rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium, DLE uses filters, membranes or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving an anticipated smaller physical and environmental footprints than would be required for the use of evaporation ponds.

Traditionally, lithium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate. The evaporation process can take from 9 to 18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

The BLM Permit Process

We filed our initial applications in August 2023 with the UDOGM and the BLM. We received tentative UDOGM approval in April 2024. Conditions to obtaining final UDOGM approval include the completion of NEPA review by the BLM, the BLM’s concurrence on the amount of the surety bond that is required, our company paying the surety bond amount and providing additional requested information. The NEPA review, BLM’s concurrence on the amount of the suretybond, and the approval from the BLM are currently pending. The flow charts below outline the permit process for exploration of minerals (lithium well drilling), which is regulated by the UDOGM and the BLM.

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We believe there is significant evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a probability of identifying and producing super saturated brines from beneath the Lisbon Valley Lithium Project. The geology of the area of the Lisbon Valley Lithium Project and the Paradox Basin as a whole is complex, although zones have been targeted and proven and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by logs maintained on the property’s existing exploratory wells; however, these parameters have not been confirmed by our actual testing.

We have not calculated mineral and resource estimation and have no revenue being generated from the subject property. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. Through our wholly owned operating company Mountain Sage Minerals, LLC, we intend to drill two appraisal wells on the property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan. The subsurface data collected from the two wells will be used to refine our proprietary subsurface model. The development model will include a proprietary 3D seismic survey to refine the subsurface model and delineate reservoir(s) continuity below the property and allow us to select optimal spacing of future well locations and the network of production and injection wells required to fully develop potential mineral (brine) resources. Based on a substantial number of studies with lithium analyses from the Paradox Basin, we believe there is a substantial indication that lithium mineralization in brines occurs beneath the Lisbon Valley Lithium Project.

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We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Lisbon Valley Lithium Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K Subpart 1300, is included as an exhibit to the registration statement of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Internal Controls

Even though we have yet to establish mineral resource and reserve estimates, we have established internal controls for reviewing and documenting the information we intend to use to support mineral reserve and mineral resource estimates. We have engaged third party service providers and specialists in geosciences and data and engineering for exploration and mine productivity and efficiency. A review of all progress on the development of our mineral resources and reserves estimates, including related assumptions, is undertaken and finalized by our qualified person (“QP”).

When determining resources and reserves, as well as the differences between resources and reserves, our QP will develop specific criteria, each of which must be met to qualify as a resource or reserve, respectively. The QP and our management must agree on the reasonableness of the criteria for the purposes of estimating resources and reserves. These criteria, such as demonstration of economic viability, points of reference and grade, must be specific and attainable. All estimates require a combination of historical data and key assumptions and parameters. When possible, historical data and resources, data from public information and generally accepted industry sources will be used to develop these estimations.

We have developed quality control and quality assurance (“QC/QA”) procedures at our Lisbon Valley property, which were reviewed by our QP to ensure the process for developing mineral resource and reserve estimates is sufficiently accurate. QC/QA procedures include independent checks on samples by third party laboratories and duplicate sampling, among others. In addition, our QP will review the consistency of historical production as part of its analysis of the QC/QA procedures.

We recognize the risks inherent in mineral resource and reserve estimates, such as the geological complexity, interpretation and extrapolation of data, changes in operating approach, macroeconomic conditions and new data, among others. Overestimated resources and reserves resulting from these risks could have a material effect on future profitability.

Raw Materials

We do not have any material dependence on any raw materials or raw material suppliers. All the raw materials that we need are available from numerous suppliers and at market-driven prices.

Intellectual Property

We do not own or license any intellectual property which we consider to be material.

Sales and Marketing

We currently do not have commercial capabilities required to market and distribute lithium. There is no assurance that we will be able to attain the necessary sales and marketing capabilities or secure the services of a firm to provide those capabilities, to achieve our sales expectations.

Customers

As we are not yet in production, we have no customers and have no off-take agreements with customers.

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Future Production and Sales

We expect the demand for our lithium, if and when in production, to be facilitated by increasing global demand for lithium. We intend on utilizing intermediaries for sales in order to focus on our core competencies of exploration and extraction.

Competition and Market Barriers

We compete with other mineral and chemical processing companies in connection with the acquisition of suitable exploration properties and the engagement of qualified personnel. Many of our competitors possess greater financial resources and technical facilities than we do. Although our mission is to be a leading lithium producer, the lithium mining and chemical industries are fragmented. We are one of many participants in these sectors. Many of our competitors, as compared to us, have been in business longer, have established more strategic partnerships and relationships and have greater financial accessibility.

While we compete with other exploration companies in acquiring suitable properties, we believe there will be readily available purchasers of lithium chemical products or other industrial minerals if they are produced from any of our owned or leased properties. The price of our planned products may be affected by factors beyond our control, including fluctuations in the market prices for lithium, supplies of lithium, demand for lithium and mining activities of others. If we identify lithium mineralization that is determined to be of economic grade and in sufficient quantity to justify production, additional capital would be required to develop, mine and sell that production.

Government Regulation

Exploration and development activities for our projects are subject to extensive laws and regulations, which are overseen and enforced by multiple U.S. federal, state and local authorities as well as foreign jurisdictions. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational and mine health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species and other matters. Various permits from government bodies are required for drilling, mining, or manufacturing operations to be undertaken and we cannot be assured such permits will be received. Environmental laws and regulations may also, among other things:

●	require notice to stakeholders of proposed and ongoing exploration, drilling, environmental studies, mining or production activities;

●	require the installation of pollution control equipment;

●	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium manufacturing or other production activities;

●	limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

●	impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts from our projects;

●	require significant reclamation obligations in the future as a result of our extraction and chemical operations; and

●	require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities and have an adverse effect on our capital expenditures, results of operations, or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns and other liabilities, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. The costs of remedying such conditions may be significant and remediation obligations could adversely affect our business, results of operations and financial condition. Federal, state and local legislative bodies and agencies frequently revise environmental laws and regulations and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of June 30, 2024, we have not been required to spend material amounts on compliance regarding environmental regulations.

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Permits

Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary for our planned operations, or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of our projects.

Environmental, Social and Corporate Governance

We are committed to ESG causes. As we start to hire employees for our projects, our hiring efforts will focus on hiring workers from communities near our project areas. Many of these communities have high levels of unemployment.

Human Capital Management

As of September 25, 2024, we had three full-time employees, who are our executive officers. We also utilize four independent contractors, two to provide us with accounting support and two for geological expertise. We are committed to diversity, equity and inclusion as part of our growth strategy. We will treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, citizenship, sexual orientation, gender identity, ancestry, veteran status or any other category protected by law. We believe in allocating resources and establishing, in an equitable manner, policies and procedures that are fair, impartial and just. To provide a diverse and inclusive workplace, we will focus our efforts on creating a culture where all employees can contribute their skills and talents and be themselves.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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MANAGEMENT

Information about Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position	Director/Officer Since
David E. Graber	52	Chairman and Chief Executive Officer	February 2017
Sebastian Lux	52	President, Chief Operating Officer and Director	July 2022
Agustin Cabo	38	Chief Financial Officer	March 2024
Dylan Glenn	55	Director	May 2023
Jared Levinthal	51	Director	December 2018
Adam C. Lipson, M.D.	51	Director	July 2022
Andrew Suckling	52	Director	August 2022
Justin Vorwerk	64	Director	August 2022

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

David E. Graber was appointed as the sole Chief Executive Officer of our company in March 2024, previously serving as our co-Chief Executive Officer since March 2023, and appointed as our Chairman of the Board in March 2023. He has served as a member of our Board since July 2022 and was the Chief Executive Officer and a director of our company from February 2017 to November 2018. As the Chairman and Chief Executive Officer, Mr. Graber guides our company’s strategic direction and leads our company’s mergers and acquisitions and capital markets activities. Mr. Graber has also been the managing principal of Cobrador Capital Advisors, LLC, an investment advisory firm focused on the consumer sector and energy transition, since 2010. Prior to founding Cobrador Capital Advisors, Mr. Graber was Managing Director, investment banking at New Century Capital Partners (from 2011 to 2014) and National Securities Corporation (from 2009 to 2010), where he focused on natural resources and energy transportation sectors. From 1994 to 2005, Mr. Graber was a senior vice president and director in the equities division of Donaldson, Lufkin & Jenrette and subsequently, Credit Suisse First Boston (CSFB) in New York and Los Angeles. Mr. Graber holds dual Master of Business Administration (MBA) from Columbia University Graduate School of Business in New York City and London Business School in the United Kingdom. He also holds a B.A. degree in Psychology from Tulane University. Mr. Graber brings extensive natural resource industry knowledge to our company and a deep background in growth companies and corporate finance and governance, making him well qualified as a member of the Board.

Sebastian Lux was appointed President and Chief Operating Officer of our company in March 2024, previously serving as our co-Chief Executive Officer and interim Chief Financial Officer since March 2023, in addition to being elected to our Board of Directors. He was our Chief Executive Officer from July 2022 to March 2023. Mr. Lux is responsible for the day-to-day operational leadership of our Utah mining operations and logistics chain for lithium, from permitting and geological studies to well testing and extraction. Prior to joining us in July 2022, Mr. Lux served as co-founder and director of supply chain solutions of Blue Duck Data, a cloud-based analytical solutions provider for end-to-end supply chain analysis, from August 2020. Prior to that position, Mr. Lux served from August 2015 to November 2020 as co-founder and director of supply chain and logistics operations for Genuine Origin, an e-commerce specialty coffee company that is a U.S. division of Volcafe/ED&F Man Commodities Ltd. He is a multilingual professional experienced in strategic planning for international operations, data analytics, financial modeling, logistics, purchasing, product development, supplier partnership management, process improvements, negotiations, e-business and franchise development. Mr. Lux earned an MBA in Entrepreneurship from Babson’s F.W. Olin Graduate School of Business, an MSAS in E-Commerce from Boston University and a B.A. degree in Economics from Roanoke College. In addition to his operational leadership of our company, Mr. Lux has more than 25 years of experience in entrepreneurial ventures in the United States, Europe and South America, where he developed international supply chains for the distribution of coffee, food goods and after-market auto-parts, as well as having created multiple market entry programs and brand development projects for new and existing companies, making him well qualified as a member of the Board.

Agustin Cabo was appointed to serve as our Chief Financial Officer in March 2024, previously serving as Director of Finance of our company from June 2023 to March 2024. Prior to this, he was the Chief Financial Officer at Americhem Sales Company (2020-2023). Mr. Cabo served as an Associate of Strategic Business Development at Scientific Games International (2018-2020) and he worked as a Senior Research Analyst at Crisil Limited, an S&P company (2010-2016). He holds an M.B.A. from Emory University’s Goizueta Business School, where he graduated in May 2018 as an Acosta International Scholar, and a B.A. in Economics from the University of Buenos Aires. Mr. Cabo is a Chartered Financial Analyst (CFA) and a member of the CFA Institute, having earned his certification in September 2015 and a Certified Management Accountant (CMA) and member of the Institute of Management Accountants (IMA), certified in January 2024.

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Dylan Glenn became a director of our company in May 2023. He has been a Principal at Eldridge Industries, a diversified holding company headquartered in Greenwich, Connecticut, since December 2023, and previously served as a Senior Director at Eldridge from October 2021 to December 2023. He is the former Chairman of Guggenheim KBBO Partners, Ltd., a Dubai-based joint venture partnership between the KBBO Group and Guggenheim Partners. Prior to this role, Mr. Glenn was Senior Managing Director of Guggenheim Partners, where he worked for nearly 15 years. While at Guggenheim Partners, Mr. Glenn worked mostly in two capacities. First, he coordinated the joint venture, Guggenheim KBBO Partners, Ltd., a merchant banking business which leveraged Guggenheim’s investment banking and asset management capabilities with an important strategic partner in the Middle East. Additionally, he led Guggenheim’s Government Relations effort in Washington and was a Member of the Guggenheim Partners Public Affairs Committee. Prior to joining Guggenheim, Mr. Glenn served as Deputy Chief of Staff to Governor Sonny Perdue of Georgia. As a Deputy Chief of Staff, Mr. Glenn was responsible for all External Affairs. Mr. Glenn also served in the White House in Washington, D.C. as Special Assistant for President George W. Bush for Economic Policy. He was a member of the National Economic Council team advising the President on various economic issues. Mr. Glenn is a director of the George W. Bush Presidential Center. Mr. Glenn is a Director of the Renewable Energy Group, a leading global producer and supplier of renewable fuels like biodiesel, renewable diesel, renewable chemicals and other products. He is also a Director of Intellicheck, Inc., a leading authentication services company, since March 2020. Additionally, he serves on the Board of Managers of Stonebriar Commercial Finance based in Plano, Texas. Mr. Glenn is a Trustee of Davidson College, where he earned his B.A. degree and is also a Trustee of the Episcopal High School at Alexandria, Virginia. Mr. Glenn’s extensive experience in finance and economics, insight into regulatory affairs and his expertise in oversight and governance gained through service in the public sector, bring unique and valuable perspective to our Board and make him well qualified to be a member of the Board.

Jared Levinthal has served as a director of our company since December 2018. Mr. Levinthal, an attorney, is a partner with Lightfoot Franklin & White, PLLC in Houston, Texas. Mr. Levinthal is a graduate, with Honors, Order of the Coif, from the University of Texas School of Law. Mr. Levinthal is a graduate of Tulane University with a B.A. degree and is a member of the Texas Bar. Mr. Levinthal is well qualified to serve as a director due to his substantial knowledge and working knowledge in corporate governance and controls.

Adam C. Lipson, M.D. was elected to our Board of Directors in July 2022. Dr. Lipson is a world-renowned neurosurgeon, serving for more than the past five years as managing partner of IGEA Brain, Spine & Orthopedics in New York City and New Jersey, a private medical practice generating $30-40 million annual revenue with 75 employees. He has over a decade of experience as a private investor in over 20 biotechnology and biomedical device companies. He has co-founded several other companies, including IGEA Ventures and STRYDD. He is passionate about finding technologies that facilitate advances in energy transition, biomedical devices and cancer therapeutics. Dr. Lipson is a graduate of Dartmouth College with a B.A. degree in Chemistry and History and M.D. degree from Harvard Medical School, Honors Society in Neuroscience and was a Fulbright Fellow at Karolinska Institute in Stockholm, Sweden. Dr. Lipson’s leadership of numerous medical and other technology growth companies and as an investor in many early-stage companies make him well qualified as a member of the Board.

Andrew Suckling has served as a director of our company since August 2022. Mr. Suckling has over 25 years’ experience in the commodity industry and is currently the non-executive chairman of Cadence Minerals (AIM: KDNC), the non-executive director of Macarthur Minerals (TSX-V: MMS, ASX: MIO). Mr. Suckling started his professional career in 1994 as a trader on the London Metal Exchange and subsequently became a founding partner, research analyst and trader with the multibillion fund management group, Ospraie. Mr. Suckling is a graduate of Brasenose College, Oxford University, earning a B.A. (Hons) in Modern History and an MA in Modern History. Mr. Suckling’s in-depth knowledge of the mining industry and the broad range of mineral companies in the industry make him well qualified as a member of the Board.

Justin Vorwerk has served as a director of our company since August 2022. For more than the past five years, Mr. Vorwerk has had a distinguished career in finance and capital markets, holding positions as a managing director in investment banking with Goldman Sachs, The Royal Bank of Scotland and Deutsche Bank Securities, as well as Donaldson, Lufkin & Jenrette and Credit Suisse, where he co-headed the financial sponsors group. Mr. Vorwerk also served as head of investment banking and capital markets at CRT Capital Group, where he structured debt and equity products and advised on mergers and acquisitions. Mr. Vorwerk holds an MBA from The University of Pennsylvania (Wharton) and attended Princeton University, where he earned an A.B. degree in Economics. Mr. Vorwerk has extensive knowledge of capital markets, making his input invaluable to the Board’s discussions of our capital raising initiatives.

Term of Office

Directors are elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors. Our officers are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders. Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

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Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Messrs. Graber and Lux, the Board considered their day-to-day operational leadership of our company and in-depth knowledge of our lithium exploration assets. In the cases of Messrs. Glenn, Levinthal, Suckling and Vorwerk and Dr. Lipson, the Board has considered their substantial experience in both the mining and minerals industry and operational areas that will assist our corporate governance. The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the NYSE American listing rules. In this latter regard, the Board of Directors uses the NYSE American Regulation Corporate Governance Listing Standards set out in Part 8 of the NYSE American Company Guide (specifically, Sections 802(a) and 803A of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of our directors, Messrs. Messrs. Glenn, Levinthal, Suckling and Vorwerk are independent within the meaning of the listing rules of the NYSE American. In the cases of Messrs. Graber and Lux, their positions as executive officers of our company, together with Mr. Graber’s and Dr. Lipson’s beneficial ownership of more than 10% of our outstanding common stock, preclude them from being considered independent within the meaning of the listing rules of the NYSE American.

Board Committees

Upon the closing of this offering, our Board of Directors will have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee. The Audit Committee will be composed of Messrs. Vorwerk (Chairman), Glenn and Suckling. The Compensation Committee will be composed of Messrs. Glenn (Chairman) and Vorwerk. The Nomination and Corporate Governance Committee will be composed of Messrs. Levinthal (Chairman) and Suckling.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing rules of the NYSE American. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in the listing rules of the NYSE American. Our Board of Directors has determined that Mr. Vorwerk will meet those requirements.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees in accordance with the rules of the NYSE American and the SEC. Prior to the closing of this offering, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Advisory Board

We have established an advisory board with experience in the mining, exploration and drilling businesses, which is currently comprised of one member. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities and to establishing commercial business alliances and working projects with industry participants. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

To date, none of our advisory board members has served as a consultant to us and we have not entered into any consulting agreements with any of them. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

The current member of our advisory board and his primary professional affiliations are as follows:

Chris McClanahan possesses extensive experience in the oilfield service industry that spans more than 30 years. Mr. McClanahan has been the President and Chief Executive Officer of Coastal Drilling Company, LLC, an operator of inland barge drilling rigs in the South Louisiana and Gulf Coast regions, since 2001. Mr. McClanahan also acted as the Chairman and Chief Executive Officer of Iron Horse Tools, LLC, a company that designs, tests, rents and services pressure control equipment that enhances drilling performance, from 2008 to 2020.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers, David E. Graber and Sebastian Lux, for the years ended December 31, 2023 and 2022.

The following table also sets forth information regarding all cash and non-cash compensation earned by or paid to the executive officers of the Company who served during the fiscal year ended December 31, 2023, for services in all capacities to the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Warrant Awards ($)	All Other Compensation ($)	Total ($)
David E. Graber	2022	-	-	-	-	-	-
CEO	2023	200,000					200,000

Sebastian Lux	2022	106,667	-	-	-	-	106,667
President, COO	2023	240,000					240,000

Agustin Cabo	2022	-	-	-	-	-	-
CFO	2023	63,000					63,000

Employment Arrangements

Messrs. Graber and Lux, in consultation with our independent directors, have agreed to receive a monthly salary as our Chief Executive Officer and President, respectively, at a rate of $20,000. Of this amount, $15,000 is payable in cash and $5,000 is accrued until such time as we are able to make the payment. Both Messrs. Graber and Lux work full-time for our company and there is no set term for their employment. Mr. Cabo became our Chief Financial Officer in March 2024 and was previously our Director of Finance. He works full-time for our company and there is no set term for his employment. He currently receives a monthly salary of $10,500.

Directors Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan. The Plan provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. Upon stockholder approval of the Plan, a total of 16,667 shares of common stock or appreciation rights may be issued under the Plan. The Plan will be administered by our full Board of Directors. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price. As of December 31, 2023, the Company had no stock options outstanding under the Plan to named executive officers, employees, directors or outside consultants.

On November 16, 2017, the Company’s Board of Directors approved the increase of the 33,333 shares reserved under the Plan. On November 22, 2017, stockholders of the Company holding a majority of the outstanding shares of the Company’s common stock approved, by written consent, an increase in the number of shares reserved under the Plan by 33,333 shares. After this increase of 33,333 shares, the total number of shares of common stock reserved under the Plan totals 50,000 shares.

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Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that no director will be liable to our company or our stockholders for monetary damages for breach of fiduciary duty acting in his/her capacity as a director, except for liability (i) for any breach of the duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of a director to us shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

Our certificate of incorporation and bylaws provide that we will indemnify any director, officer, employee, fiduciary, or agent of our company (each a “Covered Person”) who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding by or in the right of our company, by reason of the fact that such person is or was a Covered Person, or, while a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. We will also have the power to indemnify our Covered Persons as set forth in the DGCL or other applicable law.

Our certificate of incorporation and bylaws also provide that we will indemnify any person who was or is made a party or is threatened to be made a party to any Proceeding by or in the right of our company to procure a judgment in its favor by reason of the fact that such person is or was a Covered Person of our company or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to our company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, our company shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board.

Our bylaws provide that, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue or matter therein, we will indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses actually and reasonably incurred by a Covered Person in defending a civil or criminal Proceeding may be paid by our company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by our company. Such expenses may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

We may purchase and maintain insurance on behalf of any person who is or was a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not our company would have the power to indemnify such person against such liability under the provisions of our bylaws.

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PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 25, 2024, certain information with regard to the record and beneficial ownership of our common stock by (i) each person known to us to be the record or beneficial owner of more than 5% of our common stock; (ii) each director of our company; (iii) each of our named executive officers; and (iv) all executive officers and directors of our company as a group.

	Immediately Prior to this Offering			Immediately After this Offering
	Number of Shares		Percentage of	Number of Shares		Percentage of
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Outstanding Shares(3)	Beneficially Owned(2)		Outstanding Shares

Executive Officers and Directors:
David E. Graber	4,009,362	(4)	34.3%
Sebastian Lux	121,158		1.0%
Agustin Cabo	-		*
Dylan Glenn	11,112		*
Jared Levinthal	12,112		*		(5)
Adam C. Lipson, M.D.	1,633,166		14.0%
Andrew Suckling	11,112		*
Justin Vorwerk	14,480		*		(6)
All Executive Officers and Directors as a Group (8 persons)	5,812,502		49.8%

5% Shareholders:
Marilyn Kane	1,815,058	(7)	15.5%

*	Less than 1% of our outstanding shares.

(1)	The mailing address for each officer and director is c/o American Battery Materials, Inc., 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut 06830. The address for Marilyn Kane is 650 West Avenue, Miami Beach, Florida 33139.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to convertible notes and warrants convertible or exercisable currently or within 60 days of September 25, 2024. In determining the percent of common stock owned by a person or entity as of September 25, 2024, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on conversion or exercise of convertible notes and warrants; and (b) the denominator is the sum of (i) the total shares of common stock outstanding as of September 25, 2024, which is 11,674,954, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)	Based on 11,674,954 shares of common stock outstanding as of September 25, 2024.

(4)	Includes shares of common stock owned by Cobrador Multi-Strategy Partners, LP, of which Mr. Graber is the managing partner, and shares of common stock issuable upon the automatic conversion of a convertible note in the outstanding principal amount of $254,713 at the closing of this offering (assuming a public offering price of $ per share).

(5)	Includes shares of common stock issuable upon the automatic conversion of a convertible note in the outstanding principal amount of $30,000 at the closing of this offering (assuming a public offering price of $ per share).

(6)	Includes shares of common stock issuable upon the automatic conversion of a convertible note in the outstanding principal amount of $138,074 at the closing of this offering (assuming a public offering price of $ per share).

(7)	Includes shares of common stock owned by (i) Automated Retail Leasing Partners, LP, of which Ms. Kane is the managing partner, and (ii) AJS Properties LLC, of which Ms. Kane is the manager. Mr. Graber owns a non-controlling interest in Automated Retail Leasing Partners.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

We currently comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our current policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We have four independent directors serving on the Board of Directors (consisting of Messrs. Glenn, Levinthal, Suckling and Vorwerk) and intend to maintain a Board of Directors consisting of a majority of independent directors in accordance with NYSE American listing rules.

Upon the closing of this offering, our board of directors intends to adopt a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. Related parties include any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons. Related party transactions refer to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which (i) we were or are to be a participant, (ii) the amount involved exceeds the lesser of $120,000 or 1% of our total assets at year-end for the last two completed fiscal years, and (iii) a related party had or will have a direct or indirect material interest. Related party transactions include, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related party, in each case subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

We expect that the policy will provide that in any related party transaction, our audit committee and board of directors will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related parties; in the event the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available. After considering all such facts and circumstances, our audit committee and board of directors will determine whether approval or ratification of the related party transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related party transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related party transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NYSE American listing requirements.

Each transaction described below was entered into prior to the adoption of our audit committee charter and the foregoing proposed policy.

Transactions with Directors, Officers and 5% Stockholders

David E. Graber, our Chairman and Chief Executive Officer, and Justin Vorwerk and Jared Levinthal, directors of our company, have made loans to us pursuant to convertible promissory notes in connection with our convertible note private placement transactions. The notes held by Messrs. Graber and Vorwerk were issued on March 21 and 22, 2024, respectively, and the note held by Mr. Levinthal was issued on January 16, 2024. As of September 25, 2024, the respective original and outstanding principal amounts of their notes were $254,713, $138,074 and $30,000. The notes held by Messrs. Graber and Vorwerk accrue interest at 7.5% per annum and the note held by Mr. Levinthal accrues interest at 8.0% per annum, payable at maturity. The notes held by Messrs. Graber and Vorwerk mature on March 21 and 22, 2025, respectively, and the note held by Mr. Levinthal matures on October 16, 2024. We have not made any payments to reduce the balances of these notes. All of the principal and accrued interest under the notes will automatically convert into shares of our common stock upon the closing of this offering. For more information with respect to promissory notes payable and convertible notes payable to related parties, see Note 4 – Debt to Notes to Consolidated Financial Statements for the years ended December 31, 2023 and 2022.

On May 16, June 18, July 11, August 19, and August 28 of 2024, Mr. Graber made additional loans to us pursuant to convertible promissory notes in the principal amounts of $99,182, $80,000, $200,000, $150,000 and $35,000 respectively. Of the proceeds of the July 11, 2024 note, $150,000 were used to retire a portion of a note held by Dallas Salazar, while the remaining proceeds of the notes were used to support our short-term working capital requirements. We have not made any payments to reduce the balance of these notes. The notes mature on September 30, 2024 and accrue interest at 8.0% per annum.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary only. This summary is subject to the DGCL and the complete text of our Certificate of Incorporation and Bylaws.

General

Under our Certificate of Incorporation, we are currently authorized to issue up to 4,500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

In August 2023, we filed a certificate of amendment of our Certificate of Incorporation to effect a 1-for-300 reverse stock split of our outstanding common stock. The reverse stock split was processed by FINRA as of December 8, 2023. As of September 25, 2024, we have 11,674,954 shares of common stock outstanding and no shares of preferred stock outstanding.

We have obtained approval by written consent of holders of a majority of our outstanding shares of common stock to amend our Certificate of Incorporation to grant discretionary authority to our board to effect a reverse stock split of our outstanding shares of common stock, and decrease the number of our authorized shares of common stock, and to complete these corporate actions. We expect our officers, directors and a principal stockholder owning an aggregate of approximately 66.0% of our outstanding shares of common stock consented to the amendment. The amendment would be effective following the mailing of notice of the action by written consent to non-consenting stockholders in accordance with the rules of the SEC and FINRA and filing of the amendment with the State of Delaware. The par value of our common stock will not be adjusted as a result of the reverse stock split. No fractional shares will be issued in connection with the reverse stock split as all fractional shares will be rounded up to the nearest whole share. We anticipate effecting the reverse stock split of our outstanding shares prior to the effectiveness of this offering.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors.

Dividends. Subject to the rights of the holders of any outstanding series of preferred stock, holders of common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by our board of directors.

Liquidation. Upon our dissolution, liquidation or winding up, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws could make the acquisition of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

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Authorized but Unissued Shares; Undesignated Preferred Stock

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights in the election of directors.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our Bylaws. If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Exchange Listing

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. There is no assurance, however, that our common stock will be listed on the NYSE American or any other national securities exchange. A NYSE American listing is a condition to completing this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

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SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing. Upon completion of this offering, there will be approximately               shares of common stock issued and outstanding. Of these shares, approximately                shares would be freely transferable. Our executive officers and directors would beneficially own approximately                shares, or        % of our outstanding common stock after the completion of this offering, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional              shares are “restricted securities,” as that term is defined in Rule 144 and are eligible for sale under the provisions of Rule 144.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

Lock-Up Agreements

We and our stockholders holding more than 5% of our outstanding common stock have agreed for a period of three months after the date of this prospectus, and our directors, officers and convertible note holders have agreed for a period of six months after the date of this prospectus, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or
●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or
●	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or
●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

In addition, we have agreed that we will not, for a period of 24 months after the date of this prospectus, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, directly or indirectly, in any variable rate transaction, without the prior written consent of the representative. This agreement is subject to certain exemptions, as set forth in the section entitled “Underwriting.”

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering. We have entered into an underwriting agreement dated           , 2024, with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by the Company, other than those covered by the over-allotment option to purchase additional shares of common stock described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase up to an aggregate of                additional shares of common stock (equal to 15% of the total number of shares sold in this offering) at the public offering price per share, less the underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursements

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $          per share from the public offering price. After the offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.5%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Total	$	$	$
Proceeds, before expenses, to us	$	$	$

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We have paid an advance of $50,000 to the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all filing fees and expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (c) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (d) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering in an amount up to $125,000; (f) up to $10,000 of the representative’s actual accountable road show expenses for the offering; (g) $10,000 for data services and communications expenses, and (h) up to $10,000 of the representative’s market making and trading, and clearing firm settlement expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts and commissions and non-accountable expense allowance, will be approximately $310,000.

Representative’s Warrants

We have agreed to issue warrants to ThinkEquity LLC, as representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to 5% of the total number of shares of common stock being sold in this offering (the “Representative’s Warrants”). The exercise price of the Representative’s Warrants is equal to $         per share, or 125% of the offering price of the common stock offered hereby. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of this registration statement. The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative (or permitted assignees under the rules of FINRA) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request at the Company’s expense, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(g)(8)(B) and (C), and any other applicable sections under FINRA Rule 5110. The unlimited piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Right of First Refusal

Until             , 2026 (24 months from the closing date of this offering), the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering of the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Pricing of this Offering

The public offering price has been negotiated between us and the representative. Among the factors considered in these negotiations are: the history of and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; previous trading prices for our common stock in the private market and market valuations of publicly traded companies that we and the representative believe to be comparable to us.

Lock-up Agreements

We and our stockholders holding more than 5% of our outstanding common stock have agreed for a period of three months after the date of this prospectus, and our directors, officers and convertible debt holders have agreed for a period of six months after the date of this prospectus, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

In addition, we have agreed that we will not, for a period of 24 months after the date of this prospectus, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, directly or indirectly, in any variable rate transaction, without the prior written consent of the representative.

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Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. There is no assurance, however, that our common stock will be listed on the NYSE American or any other national securities exchange. A NYSE American listing is a condition to completing this offering.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area-Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

57

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

58

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

59

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Certificate of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

60

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the issuer by Olshan Frome Wolosky LLP, New York, New York. The underwriters have been represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Battery Materials, Inc. as of December 31, 2023 have been audited by GreenGrowth CPAs, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement to which this prospectus forms a part (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about American Battery Materials, Inc.’s ability to continue as a going concern for one year from the issuance of the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American Battery Materials, Inc. as of December 31, 2022 have been audited by Pinnacle Accountancy Group of Utah, a dba of Heaton & Company, PLLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement to which this prospectus forms a part (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about American Battery Materials, Inc.’s ability to continue as a going concern for one year from the issuance of the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.americanbatterymaterials.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

61

AMERICAN BATTERY MATERIALS, INC.

F-1

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$18,404	$7,376
Prepaid expenses and other assets	125,347	143,202
Total current assets	143,751	150,578
Noncurrent assets
Mineral claims	206,000	206,000
Total assets	$349,751	$356,578

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$274,400	$164,948
Accrued expenses	602,842	449,196
Accrued interest	102,490	251,570
Promissory notes payable, net of discount	260,471	300,000
Promissory notes payable – related party	179,182	175,000
Convertible notes payable, net of discount	2,874,193	1,971,503
Convertible notes payable – related party	422,787	25,000
Current capital lease obligation	36,254	36,254
Total current liabilities	4,752,619	3,373,471
Total Liabilities	4,752,619	3,373,471

Stockholders’ deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 11,674,934 and 11,373,793 shares issued and outstanding, respectively	11,675	11,373
Additional paid in capital	17,239,714	17,211,373
Accumulated deficit	(21,654,257)	(20,239,639)
Total stockholders’ deficit	(4,402,868)	(3,016,893)
Total liabilities and stockholders’ deficit	$349,751	$356,578

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-2

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Operating Expenses
General and administrative	$445,791	$1,094,066	$709,826	$1,540,542
Total operating expenses	445,791	1,094,066	709,826	1,540,542

Operating loss	(445,791)	(1,094,066)	(709,826)	(1,540,542)

Other Expenses / Income
Gain (loss) on settlement of liabilities	-	-	(516,083)	67,984
Fair value of stock issued for note modification	(9,000)	-	(14,382)	-
Interest expense	(95,944)	(37,063)	(174,327)	(47,217)
Total other expenses / income	(104,944)	(37,063)	(704,792)	20,767

Income (loss) from operations before income taxes	(550,735)	(1,131,129)	(1,414,618)	(1,519,775)

Provision for income taxes	-	-	-	-

Net Income (Loss)	$(550,735)	$(1,131,129)	$(1,414,618)	$(1,519,775)

Net loss per share – basic and diluted	$(0.05)	$(0.10)	$(0.12)	$(0.00)

Weighted average common shares – basic and diluted	11,654,312	11,089,888	11,517,104	11,002,970

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-3

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Six months Ended June 30, 2024 and 2023

(Unaudited)

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’ Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2022	50,000	5	10,818,522	10,819	16,543,601	(17,854,837)	(1,300,412)
Shares issued for warrant exercise	-	-	183,056	183	373,467	-	373,650
Shares issued for cashless exercise of warrants	-	-	187,845	188	188,812	-	189,000
Net loss	-	-	-	-	-	(1,519,775)	(1,519,775)
Balance as of June 30, 2023	50,000	5	11,189,423	11,190	17,105,880	(19,374,612)	(2,257,537)

Balance as of December 31, 2023	-	-	11,373,793	11,373	17,211,373	(20,239,639)	(3,016,893)
Shares issued for services	-	-	41,391	42	14,219	-	14,261
Shares issued for note modification	-	-	259,750	260	14,122	-	14,382
Net loss	-	-	-	-	-	(1,414,618)	(1,414,618)
Balance as of June 30, 2024	-	-	11,674,934	11,675	17,239,714	(21,654,257)	(4,402,868)

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-4

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(1,414,618)	$(1,519,775)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	14,261	373,650
Gain/loss on settlement of liabilities	516,083	(67,984)
Fair value of stock issued for note modification	14,382	-
Amortization of debt discount	24,737	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	17,855	(58,454)
Accounts payable and accrued expenses	415,506	(265,385)
Accrued interest	138,640	46,517
Net cash used in operating activities	(273,154)	(1,491,431)

Cash Flows from Investing Activities:
Acquisition of mineral claims	-	(106,000)
Net cash provided by (used in) investing activities	-	(106,000)

Cash Flows from Financing Activities
Proceeds from convertible notes	25,000	1,575,000
Proceeds from convertible notes – related party	80,000	-
Proceeds from promissory notes	179,182	-
Proceeds from warrant exercises	-	189,000
Net cash provided by financing activities	284,182	1,764,000
		-
Net increase (decrease) in cash	11,028	166,569

Cash, beginning of period	7,376	42,582

Cash, end of period	$18,404	$209,151

Supplemental disclosures:
Interest paid	$-	$-

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$440,129	$-

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-5

AMERICAN BATTERY MATERIALS, INC.

Notes to Condensed Consolidated Financial Statements

For the Six Months ended June 30, 2024 and 2023

(Unaudited)

Note 1 - Nature of the Business

American Battery Materials, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals, LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change, and our name was officially changed to American Battery Materials, Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, the Company’s unanimously approved the Reverse Split and authorized the filing of the Amendment. On December 8, 2023, the company effectuated the reverse split of the common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth.

F-6

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,414,618 during the six months ended June 30, 2024, has accumulated losses totaling $21,654,257, and has a working capital deficit of $4,608,868 as of June 30, 2024. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) Regulation S-K Item 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending December 31, 2023, the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021, for $100,000. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah for $106,000. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,260 acres, comprised of (i) the 102 original claims held; and (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the six months ended June 30, 2024 and 2023.

F-7

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of June 30, 2024, and December 31, 2023, there were approximately 549,951 and 657,407 shares  respectively, potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the six months ended June 30, 2024 and 2023 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

F-8

The Company recognized $0 revenue during the six months ended June 30, 2024 and 2023.

Recent Accounting Pronouncements

The Company has examined recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 4 – Debt

Promissory Notes Payable

In 2014 and 2016, the Company issued two promissory notes in the total principal amount of $70,000; a $40,000 Note issued Dec 19, 2014; and, a $30,000 Note issued on March 29, 2016. Each note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and, requires notice from the holder in order for the respective Note to be in default. The holder of each Note has failed to provide a notice of default under either Note. Further, enforceability of each Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023, neither of the Notes was in default and the balance outstanding was $70,000.

During the year ended December 31, 2016, the Company issued two additional unsecured promissory notes and borrowed an aggregate amount of $80,000. $30,000 is represented by a note issued on Sept 23, 2016. This note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and, requires notice from the holder in order to be in default. The holder of this Note has failed to provide a notice of default. Further, enforceability of this Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023, this Note was not in default and the balance outstanding was $30,000. $50,000 is represented by a note issued on Nov 20, 2016. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note dated September 23, 2022. The replacement note was converted in shares of our common stock during the quarter ended December 31, 2022. As of December 31, 2023, the original $50,000 note was no longer issued and outstanding.

Accrued interest at December 31, 2023 on these notes totaled $134,414.

During the six months ended June 30, 2024, the above mentioned promissory notes were forgiven. The principal in the amount of $100,000 and accrued interest in the amount of $2,997 were exchanged by the new convertible note in the amount of $102,997. Accrued interest in the amount of $131,417 was forgiven by noteholder.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000, of which $175,000 with the related parties. The notes have a 1-year term, bear interest of 7% and 9% if paid in cash. During the year ended December 31, 2023, due dates of 4 promissory notes were extended for 7 – 9 months, of which 3 notes with related parties for $175,000. A total of 168,400 shares of common stock were issued to related party in connection with the agreement of the holder to extend the maturity date of a $100,000 note. The outstanding principal balance was $250,000 as of December 31, 2023. Accrued interest at December 31, 2023 on these notes totaled $19,880.

During the six months ended June 30, 2024:

●	Two (2) promissory note agreements with the related party in the aggregate amount of $75,000 and accrued interest in the amount of $2,710 were forgiven by noteholder. The noteholder was issued new convertible note in exchange.

●	One (1) promissory note in the aggregate amount of $50,000 and accrued interest in the amount of $5,322 were forgiven by noteholder. The noteholder was issued new convertible note in exchange.

●	One (1) promissory note agreement with the related party in the aggregate amount of $100,000 and accrued interest in the amount of $10,500 were forgiven by noteholder. The noteholder was issued new convertible note in exchange.

●	One (1) promissory note agreement in the aggregate amount of $25,000 was amended with increase in principal to $35,471, increase of intertest rate from 9% to 10% and extended for 1 year. A total of 3,250 shares of common stock were issued as additional consideration for the note amendment. Accrued interest as of June 30, 2024 was $926.

●	Two (2) short-term promissory notes in the aggregate amount of $179,182 were issued to the related party. The notes bare interest of 8%. The outstanding principal balance was $179,182 as of June 30, 2024. Accrued interest at June 30, 2024 on these notes totaled $1,205.

During the year ended December 31, 2023, the Company entered into short-term promissory note agreement in the amount of $125,000. The note has a discount of $25,000. A total of 8,500,000 shares of common stock were issued as additional consideration for the issuance of the note evidencing the loan. On December 29, 2023, the promissory note was bought by another holder not affiliated with the Company, then exchanged by a new note on January 1, 2024 with an increase of principal to $175,000 and interest rate of 10%. During the six months ended June 30, 2024 the note was extended to July 12, 2024, increasing principal to $225,000. A total of 22,500 shares of common stock were issued as additional consideration for the note extension. Accrued interest as of June 30, 2024 was $10,431.

F-9

Convertible Notes Payable and Convertible Notes Payable – Related Party

In February 2023, the Company entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note has a 1 year term, bears interest of 9% and has a conversion price equal to the lesser of (1) the most recent issuance price; or, (2) closing price for the common stock on the maturity date. The outstanding principal balance was $25,000 as of December 31, 2023. Accrued interest as of December 31, 2023 was $1,881. During the six months ended June 30, 2024, total principal in the amount of $25,000 and accrued interest in the amount of $2,574 were forgiven by noteholder. The noteholder was issued new convertible note in exchange.

During the year ended December 31, 2023, the Company entered into Note Purchase Agreements with seven investors not affiliated with the Company (the “Purchasers”) pursuant to which the Purchasers purchased from the Company convertible notes (the “Convertible Notes”) with an aggregate principal amount of $2,000,000. A total of 67,239 shares of common stock were issued according to the note agreements or as additional consideration for the issuance of the notes. The outstanding principal and accrued interest balances at December 31, 2023 were $2,000,000 and $95,396, respectively.

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and, no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a) The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of an S-1 registration statement; or, (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:

(1) 75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;

(2) 70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;

(3) 65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b) The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180-days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

During the six months ended June 30, 2024, notes with six investors not affiliated with the Company were amended with increase in principal from $1,800,000 to $2,469,229, increase of intertest rate from 7.5% to 10% and extended until September 30, 2024. A total of 234,000 shares of common stock were issued according to the note agreements or as additional consideration for the note amendment. As of June 30, 2024 total principal and accrued interest on these six notes totaled $2,469,229 and $63,788, respectively.

Conditions of the note with one (1) Purchaser remained unchanged. As of June 30, 2024 total principal and accrued interest of the note totaled $200,000 and $12,292 respectively.

During the six months ended June 30, 2024, the Company entered into seven convertible promissory note agreements in the aggregate amount of $631,511, of which $422,787 with the related parties. The Convertible Notes provide for a maturity of 10 and 12-months; 7.5% and 8% interest per annum. Accrued interest as of June 30, 2024 was $13,848.

Scheduled maturities of debt remaining as of June 30, 2024 for each respective fiscal year end are as follows:

2024	$3,034,829
2025	705,565
Total	$3,740,394

Note 5 - Capital Lease Obligations

During the year ended December 31, 2018, the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of June 30, 2024.

2024	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

F-10

Note 6 - Capital Stock

The Company filed a certificate of amendment to its certificate of incorporation, which effectuated as of December 8, 2023, a reverse split of the Company’s common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “American Battery Materials, Inc.” (the “Name Change”); and (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May 1, 2023, at which time the Company’s trading symbol was changed to BLTH.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228 and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of June 30, 2024 and December 31, 2023, there were 10,000,000 shares of preferred stock authorized, and 0 and 0 shares issued and outstanding, respectively.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 11,674,934 and 11,373,793 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.

F-11

During the six months ended June 30, 2024, the Company issued 41,391 shares of common stock for services valued at $14,261 and 259,750 shares of common stock for note modification.

During the six months ended June 30, 2023, the Company issued 183,056 shares of common stock for services valued at $373,650; 165,789 shares of common stock upon warrant exercises for an aggregate exercise price of $189,000; and, 22,056 shares of common stock upon cashless warrant exercise.

Note 7 - Stock Options and Warrants

Warrants

As of June 30, 2024, the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants –financing	3,166	$1.14	September - November 2024
2019 Warrants –financing	33,333	$1.14	March - October 2024
2020 Warrants for services	10,000	$1.14	February 2025
2022 Exchange warrants	237,231	$1.14	September 2025
Total	283,730

A summary of all warrant activity for the six months ended June 30, 2024, is as follows:

Post-split	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2023	297,064	$1.34	2.32
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Expired	(13,334)	1.50	-
Balance outstanding at June 30, 2024	283,730	$1.19	1.09
Exercisable at June 30, 2024	283,730	$1.19	1.09

The intrinsic value of the outstanding warrants as of June 30, 2024, was $0, as the exercise prices exceeded the common stock’s fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 16,667 shares. On November 16, 2017, the Board of Directors approved an increase of 33,333 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 50,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. There are currently no awards issued and outstanding under the Plan.

Note 8 - Subsequent Events

●	On July 11, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $200,000

●

On July 11, 2024, the Company reached a settlement agreement involving the outstanding note held by Dallas Salazar. As part of this settlement, the Company paid off $150,000 of Salazar’s note, which had an original principal amount of $225,000 plus accrued interest. Concurrently, the Company issued a new promissory note to Dallas for the remaining balance of $107,551.37.

●	On August 6, 2024, a new convertible promissory note was issued to William Robinson, an unaffiliated party, with a principal amount of $30,000.

●	On August 19, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $150,000.

●	On August 28, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $35,000.

F-12

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of American Battery Materials, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of American Battery Materials, Inc. (the Company) as of December 31, 2023 and the related consolidated statement of operations, stockholders’ deficit and cash flows for the year then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of December 31, 2022, were audited by other auditors whose report dated April 20, 2023, expressed an unqualified opinion on those statements.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

April 1, 2024

We have served as the Company’s auditor since 2023.

Los Angeles, California

PCAOB ID Number 6580

F-13

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BoxScore Brands, Inc.

Greenwich, CT

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BoxScore Brands, Inc. (the Company) as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern – Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has a history of recurring net losses, a significant accumulated deficit and currently has net working capital deficit. The Company has contractual obligations, such as commitments for repayments of accounts payable, accrued liabilities, notes payable, convertible notes payable, and amounts due under capital lease (collectively “obligations”). Currently, management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, implementation of a new operational direction, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to implement its new business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments regarding its intent and ability to effectively implement its plans and provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity surrounding the Company’s intent and ability to continue as a going concern include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful implementation of its new operational direction. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others, evaluating the Company’s intent and ability to: (i) access funding from the capital market; (ii) manage expenditures (iii) obtain debt financing, and (iv) implement its new business operational direction.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2021.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 20, 2023

F-14

AMERICAN BATTERY MATERIALS, INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash	$7,376	$42,582
Prepaid expenses and other assets	143,202	62,717
Total current assets	150,578	105,299
Noncurrent assets
Mineral claims	206,000	100,000
Total assets	$356,578	$205,299

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$164,948	$438,667
Accrued expenses	449,196	482,881
Accrued interest	251,570	190,901
Promissory notes payable, net of discount	300,000	357,008
Promissory notes payable – related party	175,000	-
Convertible notes payable, net of discount	1,971,503	-
Convertible notes payable – related party	25,000	-
Current capital lease obligation	36,254	36,254
Total current liabilities	3,373,471	1,505,711
Total Liabilities	3,373,471	1,505,711

Stockholders’ deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 and 50,000 shares issued and outstanding, respectively	0	5
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 11,373,793 and 10,818,522 shares issued and outstanding, respectively	11,373	10,819
Additional paid in capital	17,211,373	16,543,601
Accumulated deficit	(20,239,639)	(17,854,837)
Total stockholders’ deficit	(3,016,893)	(1,300,412)
Total liabilities and stockholders’ deficit	$356,578	$205,299

The accompanying notes are an integral part of the consolidated financial statements.

F-15

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2023	2022
Operating Expenses
General and administrative	$2,453,700	$1,135,088
Total operating expenses	2,453,700	1,135,088

Operating loss	(2,453,700)	(1,135,088)

Other Expenses / Income
Gain on change in fair value of derivative liabilities	-	211,345
Gain on settlement of liabilities	441,041	32,019
Fair value of stock issued for note modification	(168,856)	-
Interest expense	(203,287)	(595,124)
Total other income (expenses)	68,898	(351,760)

Loss from operations before income taxes	(2,384,802)	(1,486,848)

Provision for income taxes	-	-

Net Loss	$(2,384,802)	$(1,486,848)

Net loss per share – basic and diluted	$(0.21)	$(1.33)

Weighted average common shares – basic and diluted	11,158,353	1,119,263

The accompanying notes are an integral part of the consolidated financial statements.

F-16

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Years Ended December 31, 2023 and 2022

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’ Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2021	-	-	1,119,263	1,120	7,324,198	(16,367,989)	(9,042,671)
Preferred stock issued for cash	50,000	5	-	-	49,995	-	50,000
Shares issued for note conversion	-	-	9,560,224	9,560	8,977,467	-	8,987,027
Shares issued for warrant exercise	-	-	114,035	114	129,886	-	130,000
Shares issued for services	-	-	25,000	25	50,975	-	51,000
Fair value of warrants	-	-	-	-	11,080	-	11,080
Net loss	-	-	-	-	-	(1,486,848)	(1,486,848)
Balance as of December 31, 2022	50,000	5	10,818,522	10,819	16,543,601	(17,854,837)	(1,300,412)

Shares issued for services	-	-	170,509	171	202,831	-	203,002
Shares issued for warrant exercise	-	-	196,491	196	223,804	-	224,000
Shares issued for cashless warrant exercise	-	-	55,998	56	(56)	-	-
Conversion of preferred stock to common stock	(50,000)	(5)	33,333	33	(28)	-	-
Shares issued for note modification	-	-	55,451	55	168,801	-	168,856
Shares issued with notes	-	-	43,489	43	72,420	-	72,463
Net loss	-	-	-	-	-	(2,384,802)	(2,384,802)
Balance as of December 31, 2023	-	-	11,373,793	11,373	17,211,373	(20,239,639)	(3,016,893)

The accompanying notes are an integral part of the consolidated financial statements.

F-17

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(2,384,802)	$(1,486,848)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	275,465	62,080
Gain on settlement of liabilities	(441,041)	(32,019)
Gain on change in fair value of debt and warrant liabilities	-	(211,345)
Fair value of stock issued for note modification	168,856	-
Amortization of debt discount	(28,497)	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(80,485)	(60,954)
Accounts payable and accrued expenses	165,781	373,099
Accrued interest	46,517	445,278
Net cash used in operating activities	(2,278,206)	(910,709)

Cash Flows from Investing Activities:
Acquisition of mineral claims	(106,000)	-
Net cash used in investing activities	(106,000)	-

Cash Flows from Financing Activities
Proceeds from convertible notes	2,025,000	590,000
Proceeds from promissory notes	100,000	250,000
Proceeds from issuance of preferred stock	-	50,000
Proceeds from warrant exercises	224,000	130,000
Repayment of convertible note	-	(75,000)
Net cash provided by financing activities	2,349,000	945,000
		-
Net (decrease) increase in cash	(35,206)	34,291

Cash, beginning of period	42,582	8,291

Cash, end of period	$7,376	$42,582

Supplemental disclosures:
Interest paid	$-	$-

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$-	$16,667
Convertible notes converted to common stock	$-	$6,659,705
Accrued interest on convertible notes converted to common stock	$-	$2,327,322

The accompanying notes are an integral part of the consolidated financial statements.

F-18

AMERICAN BATTERY MATERIALS, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 1 - Nature of the Business

American Battery Materials, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change and our name was officially changed to American Battery Materials, Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”) and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement..

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, the Company’s unanimously approved the Reverse Split and authorized the filing of the Amendment. On December 8, 2023, the company effectuated the reverse split of the common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

F-19

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $2,384,802 during the year ended December 31, 2023, has accumulated losses totaling $20,239,639 and has a working capital deficit of $3,222,893 as of December 31, 2023. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

F-20

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Regulation S-K Subpart 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending December 31, 2023, the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021, for $100,000. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Lithium Project in Utah for $106,000. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,260 acres, comprised of (i) the 102 original claims held; and (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the years ended December 31, 2023, or 2022.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of December 31, 2023 and December 31, 2022, there were approximately 290,000 and 320,000 shares potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the years ended December 31, 2023 and 2022 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

F-21

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the years ended December 31, 2023 and 2022.

F-22

Recent Accounting Pronouncements

On August 5, 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is effective for public business entities, excluding smaller reporting companies, for fiscal years beginning after December 15, 2021 and for all other entities for fiscal years beginning after December 15, 2023. Early adoption is permitted for all entities no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects this ASU will have on its financial statements.

The Company has examined all other recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 4 - Debt

Promissory Notes Payable and Promissory Note Payable – Related Party

In 2014 and 2016, the Company issued two promissory notes in the total principal amount of $70,000; a $40,000 Note issued December 19, 2014; and a $30,000 Note issued on March 29, 2016. Each note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and requires notice from the holder in order for the respective Note to be in default. The holder of each Note has failed to provide a notice of default under either Note. Further, enforceability of each Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023 and December 31, 2022, neither of the Notes was in default and the balance outstanding was $70,000.

During the year ended December 31, 2016, the Company issued two additional unsecured promissory notes and borrowed an aggregate amount of $80,000. $30,000 is represented by a note issued on September 23, 2016. This note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and requires notice from the holder in order to be in default. The holder of this Note has failed to provide a notice of default. Further, enforceability of this Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023 and December 31, 2022, this Note was not in default and the balance outstanding was $30,000. $50,000 is represented by a note issued on Nov 20, 2016. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note dated September 23, 2022. The replacement note was converted in shares of our common stock during the quarter ended December 31, 2022. As of December 31, 2023 and December 31, 2022, the original $50,000 note was no longer issued and outstanding.

Accrued interest at December 31, 2023 and December 31, 2022 on these notes totaled $134,414 and $131,414, respectively.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000, of which $175,000 with the related parties. The notes have a 1-year term, bear interest of 7% and 9% if paid in cash. During the year ended December 31, 2023, due dates of 4 promissory notes were extended for 7 – 9 months, of which 3 notes with related parties for $175,000. A total of 3,368 shares of common stock were issued to related party in connection with the agreement of the holder to extend the maturity date of a $100,000 note. The outstanding principal balance was $250,000 as of December 31, 2023. Accrued interest at December 31, 2023 and December 31, 2022 on these notes totaled $19,880 and $7,513, respectively.

During the year ended December 31, 2023, the Company entered into a short-term promissory note agreement in the amount of $125,000. The note has a discount of $25,000. A total of 8,500,000 shares of common stock were issued as additional consideration for the issuance of the note evidencing the loan.

F-23

During the year ended December 31, 2023, $7,008 in principal and $60,976 in interest were forgiven by noteholders.

Convertible Notes Payable and Convertible Notes Payable – Related Party

In February 2023, the Company entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note has a 1-year term, bears interest of 9% and has a conversion price equal to the lesser of (1) the most recent issuance price; or (2) closing price for the common stock on the maturity date. The outstanding principal balance was $25,000 as of December 31, 2023. Accrued interest as of December 31, 2023, was $1,881.

During the year ended December 31, 2023, the Company entered into Note Purchase Agreements with seven investors not affiliated with the Company (the “Purchasers”) pursuant to which the Purchasers purchased from the Company convertible notes (the “Convertible Notes”) with an aggregate principal amount of $2,000,000. A total of 67,239 shares of common stock were issued according to the note agreements or as additional consideration for the issuance of the notes. The outstanding principal and accrued interest balances on December 31, 2023 were $2,000,000 and $95,396, respectively.

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a) The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of a form S-1 registration statement; or (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:

(1)	75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;

(2)	70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;

(3)	65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b) The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180 days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

Scheduled maturities of debt remaining as of December 31, 2023, for each respective fiscal year end are as follows:

2023	$0
2024	2,471,503
Total	$2,471,503

The following table reconciles, for the years ended December 31, 2023 and 2022, the beginning and ending balances for financial instruments related to the embedded conversion features that are recognized at fair value in the consolidated financial statements.

	Year ended
	December 31, 2023		December 31, 2022
Balance of embedded derivative at the beginning of the period	$		$211,345
Change in fair value of conversion features			(211,345)
Balance of embedded derivatives at the end of the period		$-	$-

F-24

Note 5 - Capital Lease Obligations

During the year ended December 31, 2018, the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of December 31, 2023.

2023	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

Note 6 - Capital Stock

The Company filed a certificate of amendment to its certificate of incorporation, which effectuated as of December 8, 2023, a reverse split of the Company’s common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “American Battery Materials, Inc.” (the “Name Change”); and (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May 1, 2023, at which time the Company’s trading symbol was changed to BLTH.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228 and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected and if effected, the exact ratio for the Reverse Split within the above range.

F-25

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2023 and December 31, 2022, there were 10,000,000 shares of preferred stock authorized and 0 and 50,000 shares issued and outstanding, respectively.

On August 12, 2022, the Company effected with the Delaware Secretary of State a designation of 50,000 shares of Series A Super Voting Preferred Convertible Stock, having a par value of $0.001 per share and a purchase price of $1.00 per share (the “Series A Preferred”).

The Series A Preferred may vote on any action upon which holders of the Common Stock may vote and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company. The Series A Preferred shall automatically convert into shares of Common Stock upon the earlier of either a) the effectiveness of a registration statement under the Securities Act of 1933, or b) Twelve (12) months from the issuance of the Series A Preferred Stock at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

During the year ended December 31, 2023, the Company converted 50,000 shares of its Series A Preferred stock into 33,333 shares of its common stock.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 11,373,793 and 10,818,522 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively.

During the year ended December 31, 2023, the Company issued 555,271 shares of its common stock, including 170,509 shares of common stock for services valued at $203,002; 196,491 shares of common stock upon warrant exercises for an aggregate exercise price of $224,000; 55,998 shares of common stock upon cashless warrant exercise; 33,333 shares of common stock upon conversion of 50,000 shares of its Series A Preferred stock, 55,451 shares of common stock for note modification and 43,489 shares of common stock in relation to issuance of promissory and convertible notes.

During the year ended December 31, 2022, the Company issued 9,699,259 shares of its common stock, including 9,560,224 shares upon the conversion of $8,987,027 of convertible notes and accrued interest; 114,035 shares upon warrant exercises for an aggregate exercise price of $130,000; and 25,000 shares for services valued at $51,000 issued pursuant to an Investors Relations Consulting Agreement with a third party dated December 12, 2022.

F-26

Note 7 - Stock Options and Warrants

Warrants

As of December 31, 2023, the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants – financing	3,166	$1.14	September 2024
2019 Warrants –financing	135,000	$1.67	March - October 2024
2019 Warrants for services	4,167	$1.14	March - April 2024
2020 Warrants for services	10,000	$1.14	February 2025
2022 Exchange warrants	237,232	$1.14	September 2025
Total	389,565

A summary of all warrant activity for the year ended December 31, 2023, is as follows:

Post-split	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2022	422,205	$4.86	2.32
Granted	-	-	-
Exercised	(15,211)	1.26	-
Cancelled	-	-	-
Expired	(17,429)	21.00	-
Balance outstanding at December 31, 2023	389,565	$1.34	1.35
Exercisable at December 31, 2023	389,565	$1.34	1.35

The intrinsic value of the outstanding warrants as of December 31, 2023, was $0, as the exercise prices exceeded the common stock’s fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 16,667 shares. On November 16, 2017, the Board of Directors approved an increase of 33,333 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 50,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. There are currently no awards issued and outstanding under the Plan.

F-27

Note 8 - Income Taxes

Loss from operations before provision (benefit) for income taxes and associated tax provision (benefit) are summarized in the following table:

	Years ended December 31,
Net Loss	2023		2022
Domestic		$(2,384,802)		$(1,430,872)
Foreign		-		-
		$(2,384,802)		$(1,430,872)

Current
Federal		$-		$-
State
Foreign		-		-
Total Current	$		$

Deferred
Federal		$(590,371)		$(270,482)
State		(112,452)		(51,521)
Foreign		-		-
Total Deferred		(702,823)		(322,003)
Less Increase in Allowance		702,823		322,003
Net Deferred		$-		$-

Total Income Tax Provision	$		$

The significant components of the deferred tax assets and liabilities are summarized below:

	Years ended December 31,
	2023	2022
Deferred Tax Assets (Liabilities):
Net Operating Loss Carry-Forwards	$4,273,846	$3,677,645
Depreciable and Amortizable Assets	(20,520)	(20,520)
Stock Based Compensation	118,228	67,477
Beneficial Conversion Feature	609,101	556,265
Loss Reserve	457	457
Accrued Compensation	37,326	35,146
Other	32,364	31,509
Total	5,050,802	4,347,979
Less Valuation Allowance	(5,050,802)	(4,347,979)
Net Deferred Tax Assets (Liabilities)	$-	$-

At December 31, 2023 and 2022, the Company has available net operating loss carry-forwards for federal and state income tax purposes of approximately $15.2 million and $12.8 million, respectively. Of the federal net operating loss carryforward, $9.5 million, if not utilized earlier, expires through 2039 and $3.3 million will carry-forward indefinitely. The state net operating loss carryforwards expire through 2042, if not utilized earlier. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carry-forwards before they expire, the Company has recorded a valuation allowance to fully offset the net operating loss carry-forwards, as well as the total net deferred tax assets.

F-28

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as certain significant ownership changes occur. As a result of the historical equity instrument issuances by the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any. The amount of the Company’s net operating losses and other tax attributes incurred prior to any ownership change may be limited based on the Company’s value. A full valuation allowance has been established for the Company’s deferred tax assets, including net operating losses and any other corporate tax attributes.

During the years ended December 31, 2023 and 2022, the Company had no unrecognized uncertain tax positions. The Company’s policy is to recognize interest accrued and penalties related to unrecognized uncertain tax positions in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, as well as the states of California, Florida, Illinois and New York. The tax years 2019-2023 generally remain open to examination by the U.S. federal and state taxing authorities.

A reconciliation of the income tax provision using the statutory U.S. income tax rate compared with the actual income tax provision reported on the consolidated statements of operations is summarized in the following table:

	Years ended December 31,
	2023	2022
Statutory United States federal rate	21.00%	21.00%
State income tax, net of federal benefit	4.00	4.00
Change in valuation allowance	(29.47)	(22.50)
Stock based compensation	2.13	1.08
Permanent differences	0.04	0.11
Other	2.31	(3.69)
Effective tax rate benefit (provision)	-%	-%

Note 9 - Subsequent Events

The Company has evaluated events occurring subsequent to December 31, 2023, through the date these financial statements were issued and determined the following significant events require disclosure:

●	On January 1, 2024, the Company executed an exchange agreement to substitute a promissory note originally valued at $125,000 with a new promissory note valued at $175,000. The additional principal of $50,000 was provided as non-cash consideration for extending the maturity date of the original note.

●	On January 16, 2024, a new convertible promissory note was issued with a principal amount of $30,000.

●	On January 31, 2024, the company issued 833 shares of its common stock as payment for services rendered.

●	On February 23, 2024, the company issued 833 shares of its common stock as payment for services rendered.

●	On February 29, 2024, a new convertible promissory note was issued with a principal amount of $25,000.

●	On February 29, 2024, the Company executed an exchange agreement to substitute a promissory note originally valued at $175,000 with a new promissory note valued at $225,000. The additional principal of $50,000 was provided as non-cash consideration for extending the maturity date of the original note.

●	On March 21, 2024, a new convertible promissory note was issued for a value of $254,713.44, including $50,000 in additional capital, cancellation of a $50,000 promissory note dated July 27, 2022, cancellation of a $25,000 promissory note dated November 8, 2022, cancellation of accrued salary amounting to $96,653.84 as of February 29, 2024 and cancellation of $30,350 due in un-reimbursed advances.

●	On March 22, 2024, a new convertible promissory note was issued for a value of $138,073.94, involving the cancellation of a $25,000 promissory note dated February 28, 2022 and a $100,000 promissory note dated September 12, 2022.

●	On March 22, 2024, a new convertible promissory note was issued for a value of $55,321.92, including the cancellation of a $50,000 promissory note dated September 14, 2022, which had a balance of $55,321.92.

●	On March 22, 2024, a new convertible promissory note was issued for a value of $102,996.71, involving the cancellation of three promissory notes: a $40,000 note dated December 19, 2014, a $30,000 note dated March 29, 2016 and a $30,000 note dated September 23, 2016, with a combined current balance of $102,996.71.

●	On March 22, 2024, a new convertible promissory note was issued for a value of $25,404.88, involving the cancellation of accrued expenses amounting to $25,404.88.

F-29

Note 10 – Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

●	On April 1, 2024, the Company executed several agreements to amend its outstanding promissory notes and convertible notes with multiple investors. The amendments included the following:

	○	Convertible Notes: the Company entered into agreements with five investors holding convertible notes totaling $1,750,000 in principal and $125,646 in accrued interest, extending the maturity dates to the earlier of September 30, 2024, or the closing of an uplisting transaction. An agreement with one investor holding a $50,000 convertible note with $3,583 in accrued interest extended the maturity date to the earlier of March 31, 2025, or the closing of an uplisting transaction.

	○	Promissory Note: the Company amended a $25,000 promissory note with $2,971 in accrued interest, extending the maturity date to the earlier of March 31, 2025, or the uplisting transaction closing.

In consideration for these amendments, the principal amounts due under each note were increased by 30%, and the interest rates were adjusted to 10% effective March 29, 2024. Additionally, the Company issued a total of 237,250 shares of common stock to the investors on a pro-rata basis.

●	On May 16, 2024, the Company issued a promissory note to a related party in the principal amount of $99,181.74.

●	On June 18, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $80,000.

●	On June 29, a promissory note with maturity date 6/30/2024 was extended for 2 weeks

●	On July 11, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $200,000.

●	On July 11, 2024, the Company reached a settlement agreement involving the outstanding note held by Dallas Salazar. As part of this settlement, the Company paid off $150,000 of Salazar’s note, which had an original principal amount of $225,000 plus accrued interest. Concurrently, the Company issued a new promissory note to Dallas Salazar for the remaining balance of $107,551.37.

●	On August 6, 2024, a new convertible promissory note was issued to William Robinson, an unaffiliated party, with a principal amount of $30,000.

●	On August 19, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $150,000.

●	On August 28, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $35,000.

F-30

                   Shares of Common Stock

American Battery Materials, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee	$1,901
FINRA filing fee	$5,000
NYSE American listing fee	$60,000
Printing and mailing expenses	$8,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$75,000
Transfer agent and registrar fees and expenses	$2,500
Miscellaneous expenses	$7,599
Total	$310,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions since January 1, 2021 involving securities sold by our company which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities and new securities resulting from the modification of outstanding securities. All issuances were exempt under Section 4(a)(2) of the Securities Act unless otherwise noted. No underwriters were used in these transactions.

●	On January 4, 2022, Cobrador Multi-Strategy Partners converted convertible debt into 15,211,579 shares of common stock.

●	On January 6, 2022, Dr. Adam Lipson, who is one of our Directors, converted convertible debt into 12,631,579 shares of common stock.

●	On February 4, 2022, Cobrador Multi-Strategy Partners converted convertible debt into 11,295,526 shares of common stock.

●	On February 10, 2022, Dr. Adam Lipson converted convertible debt into 10,650,681 shares of common stock.

●	On August 23, 2022, we issued 50,000 shares of our Series A Preferred Convertible Stock in exchange for $50,000 of net proceeds from Dr. Adam Lipson.

●	On November 21, 2022, in consideration of the payment of $25,000, we issued 6,578,947 shares of our common stock to Ciro Randazzo upon the exercise of a Warrant.

●	On December 2, 2022, in consideration of the payment of $35,000, we issued 9,210,526 shares of our common stock to Brett Hawken upon the exercise of a Warrant.

●	On December 14, 2022, in consideration of the payment of $25,000, we issued 6,578,947 shares of our common stock to Cobrador Multi-Strategy Partners upon the exercise of a Warrant.

II-1

●	On December 14, 2022, we converted a total of $8,987,027 held by noteholders under 99 convertible promissory notes into a total of 2,818,277,866 shares of common stock as follows:

	○	2,043,125,140 shares were issued to six holders (AJS Properties LLC, Automated Retail Leasing Partners, LP, Cobrador Multi-Strategy Partners, LP, David E. Graber, Marilyn Kane, Dr. Adam Lipson) under settlement agreements with each of the noteholders.

	○	655,868,191 shares were issued to 20 holders (26005 · NM Calicchia SPA, 26006 · EBY SPA, Brett Hawken, Brian Weinstein (Fastcorp Vending), Chris McClanahan, Ciro Randazzo, Daniel Harlin, David Poulad, Donald S Radcliffe, Inspiration Vending LLC, Kathleen Browne, Kevin & Barb Brady, Kevin Sheridan, Mark Chapman, Michael Dettelbach, Michael McKeever, Pamela R. Evans, Raymond Meyers, Tyler Humphrey, John E. Hentschel) under the forced conversion provision under each of the respective convertible promissory notes.

	○	119,284,531 shares were issued to six holders (Cobrador Multi-Strategy Partners, Marilyn Kane, Sebastian Lux, Quail Run Holding, Kamuran M. Tekin, Parker Tekin) as voluntary conversions by each holder under each of the respective convertible promissory notes.

●	On December 26, 2022, we issued 7,500,000 shares to MZHCI in exchange for services rendered.

●	On December 29, 2022, in consideration of the payment of $45,000, we issued 11,842,103 shares of our common stock to Kevin Sheridan upon the exercise of a Warrant.

●	On January 5, 2023, in consideration of the payment of $14,000, we issued 12,281 shares of our common stock to Cobrador Multi-Strategy Partners upon the cash exercise of a warrant.

●	On January 31, 2023, in consideration of the payment of $140,000, we issued 122,808 shares of our common stock to David Poulad upon the cash exercise of a warrant.

●	On February 28, 2023, we issued 8,987 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On March 27, 2023, in consideration of the payment of $35,000, we issued 30,702 shares of our common stock to Dr. Adam Lipson upon the exercise of a warrant.

●	On April 8, 2023, we issued 10,679 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On April 30, 2023, we issued 2,390 shares of our common stock to Brian Weinstein upon the cashless exercise of a warrant.

●	On April 30, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On May 16, 2023, we issued 100,000 shares of our common stock to Kingdom Building Inc. as payment for services rendered.

●	On May 22, 2023, we issued 65,558 shares of our common stock as payment for services rendered.

●	On July 31, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On August 7, 2023, we issued 22,945 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On August 15, 2023, we issued 10,998 shares of our common stock to Michael Crone upon the cashless exercise of a warrant.

●	On August 23, 2023, we issued 33,333 shares of our common stock to Dr. Adam Lipson to retire preferred stock.

●	On September 7, 2023, we issued 8,420 shares of our common stock to David R. Meyers related to the issuance of new convertible note.

●	On September 9, 2023, we issued 6,736 shares of our common stock to Alex Murdzhev related to the issuance of new convertible note.

●	On September 11, 2023, we issued 3,368 shares of our common stock to Justin Vorwerk in consideration for the extension of the maturity date of a convertible note.

●	On September 13, 2023, we issued 38,732 shares of our common stock to Kings Wharf Opportunities Fund, LP, Linda Shira, Candice Shira and Marvin Engle in consideration for the extension of the maturity date of three convertible notes.

●	On September 14, 2023, we issued 1,684 shares of our common stock to John Black in consideration for the extension of the maturity date of a convertible note.

●	On September 20, 2023, we issued 1,750 shares of our common stock to Kingdom Building Inc as payment for services rendered.

●	On September 21, 2023, we issued 11,667 shares of our common stock to Leviston Resources LLC in consideration for the extension of the maturity date of a convertible note.

II-2

●	On September 21, 2023, we issued 28,333 shares of our common stock to Leviston Resources LLC related to the issuance of a new convertible note.

●	On October 17, 2023, in consideration of the payment of $35,000, we issued 30,702 shares of our common stock to Raymond Meyers upon the cash exercise of a warrant.

●	On October 31, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On January 16, 2024, a new convertible promissory note was issued to Jared Levinthal with a principal amount of $30,000.

●	On February 29, 2024, a new convertible promissory note was issued to Marilyn Thypin with a principal amount of $25,000.

●	On February 29, 2024, we executed an exchange agreement to substitute a promissory note originally valued at $175,000 with a new promissory note valued at $225,000 to Dallas Salazar. The additional principal of $50,000 was provided as non-cash consideration for extending the maturity date of the original note.

●	On March 1, 2024, a new convertible promissory note was issued to Dallas Salazar with a principal amount of $225,000.

●	On March 21, 2024, a new convertible promissory note was issued to David E. Graber for a value of $254,713.44, including $50,000 in additional capital, cancellation of a $50,000 promissory note dated July 27, 2022, cancellation of a $25,000 promissory note dated November 8, 2022, cancellation of accrued salary amounting to $96,653.84 as of February 29, 2024 and cancellation of $30,350 due in un-reimbursed advances.

●

On March 22, 2024, a new convertible promissory note was issued to Justin Vorwerk for a value of $138,073.94, involving the cancellation of a $25,000 promissory note dated February 28, 2022 and a $100,000 promissory note dated September 12, 2022.

●

On March 22, 2024, a new convertible promissory note was issued to Marilyn Kane for a value of $55,321.92, including the cancellation of a $50,000 promissory note dated September 14, 2022, which had a balance of $55,321.92.

●

On March 22, 2024, a new convertible promissory note was issued to InMotion Hosting for a value of $102,996.71, involving the cancellation of three promissory notes: a $40,000 note dated December 19, 2014, a $30,000 note dated March 29, 2016 and a $30,000 note dated September 23, 2016, with a combined current balance of $102,996.71.

●	On March 22, 2024, a new convertible promissory note was issued to Raymond Meyers for a value of $25,404.88, involving the cancellation of accrued expenses amounting to $25,404.88.

●	On March 28, 2024, a new convertible promissory note was issued to Brett Hawken with a principal amount of $35,471.

●	On March 29, 2024, a new convertible promissory note was issued to King Wharf Opportunities Fund, LP, with a principal amount of $1,032,813.

●	On March 29, 2024, a new convertible promissory note was issued to Leviston Resources LLC with a principal amount of $481,760.

●	On March 29, 2024, a new convertible promissory note was issued to Linda Shira with a principal amount of $275,250.

●	On March 29, 2024, a new convertible promissory note was issued to Candace Shira and Marvin Engle with a principal amount of $275,250.

●	On March 29, 2024, a new convertible promissory note was issued to John Black with a principal amount of $68,583.

●	On March 29, 2024, a new convertible promissory note was issued to David R. Meyers with a principal amount of $335,573.

●	On May 16, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $99,182.

●	On June 18, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $80,000.

●	On July 11, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $200,000.

●	On July 11, 2024, the Company reached a settlement agreement involving the outstanding note held by Dallas Salazar. As part of this settlement, the Company paid off $150,000 of Salazar’s note, which had an original principal amount of $225,000 plus accrued interest. Concurrently, the Company issued a new promissory note to Dallas Salazar for the remaining balance of $107,551.37.

●	On August 6, 2024, a new convertible promissory note was issued to William Robinson, an unaffiliated party, with a principal amount of $30,000.

●	On August 19, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $150,000.

●	On August 28, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $35,000.

II-3

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation, dated March 26, 2007 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.2	Bylaws, as amended (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.3	Certificate of Amendment of Certificate of Incorporation, dated October 4, 2010 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 7, 2010).

3.4	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 1, 2018).

3.5	Certificate of Designation for Series A Preferred Shares (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 23, 2022).

3.6	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2022).

3.7	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 8, 2023).

4.1	Description of Securities (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 21, 2023).

5.1*	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.

10.1	Form of Note Amendment and Extension Agreement between the Company and investors (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 16, 2024).

10.2**	Bridge Promissory Note between the Company and David E. Graber dated May 16, 2024.

10.3**	Bridge Promissory Note between the Company and David E. Graber dated June 18, 2024.

10.4**	Bridge Promissory Note between the Company and David E. Graber dated July 11, 2024.

10.5**	Bridge Promissory Note between the Company and David E. Graber dated August 19, 2024.

10.6**	Bridge Promissory Note between the Company and David E. Graber dated August 28, 2024.

21.1	Subsidiaries of the Registrant (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 1, 2024).

23.1**	Consent of Pinnacle Accountancy Group of Utah, a dba of Heaton & Company, PLLC.

23.2**	Consent of GreenGrowth CPAs Inc.

23.3*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page of the Registration Statement).

96.1	Technical Report.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

Unless otherwise indicated, exhibits were previously filed.

*	To be filed by amendment.
**	Filed herewith.
#	Indicates management contract or compensatory plan.

(b) Financial statements schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

II-4

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on September 26, 2024.

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David E. Graber
Name:	David E. Graber
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David E. Graber	Chairman and Chief Executive Officer	September 26, 2024
David E. Graber	(Principal Executive Officer)

/s/ Sebastian Lux	President, Chief Operating Officer and Director	September 26, 2024
Sebastian Lux

/s/ Agustin Cabo	Chief Financial Officer	September 26, 2024
Agustin Cabo	(Principal Financial and Accounting Officer)

/s/ Dylan Glenn*	Director	September 26, 2024
Dylan Glenn

/s/ Jared Levinthal*	Director	September 26, 2024
Jared Levinthal

/s/ Adam C. Lipson, M.D.*	Director	September 26, 2024
Adam C. Lipson, M.D.

/s/ Andrew Suckling*	Director	September 26, 2024
Andrew Suckling

/s/ Justin Vorwerk*	Director	September 26, 2024
Justin Vorwerk

* By:	/s/ David E. Graber
David E. Graber
Attorney-in-Fact

II-6